SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC  20549

                                   FORM 8-K

                                CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         April 12, 1999 (March 26,1999)
               Date of Report (Date of earliest event reported)

                              Spectrum Control, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

     Pennsylvania                    0-8796                 25-1196447
(State or Other Jurisdiction)     (Commission            (IRS Employer
    of Incorporation)              File Number)        Identification No.)



                          6000 West Ridge Road
                       Erie, Pennsylvania  16506
                (Address of Principal Executive Office)

                             (814)  835-4000
           (Registrant's Telephone Number, Including Area Code)

                              Not Applicable
     (Former Name or Former Address, if Changed Since Last Report)

Item 2.     Acquisition or Disposition of Assets

On March 26, 1999, Spectrum Control, Inc. ("Spectrum") acquired substantially all of the assets of the Signal Conditioning Products Division ("SCPD") of AMP Incorporated ("AMP"). Pursuant to an Asset Purchase Agreement, Spectrum acquired AMP's ceramic filter manufacturing technology, electromagnetic interference ("EMI") product lines, and related assets. The assets acquired include inventories, equipment, tooling, intellectual property, and certain land and buildings in Elizabethtown, Pennsylvania. The cash purchase price was approximately $20.0 million. The amount and form of consideration paid were determined through arm's length negotiations. Financing for the transaction was provided by Spectrum's primary lending institution, PNC Bank N.A. of Erie, Pennsylvania, through a $20.0 million six year term loan.

AMP is a world leader in the manufacture of electrical, electronic, fiber-optic, and wireless interconnection devices and systems. Through SCPD, AMP manufactured and sold an extensive line of EMI filters, filtered arrays, filtered connectors, and related products. SCPD sales of these product offerings amounted to approximately $30.0 million in 1998. Spectrum intends to continue utilizing the acquired assets in the manufacturing of EMI products.


Item 7.     Financial Statements, Pro Forma Financial
                Information and Exhibits

(a)         Financial Statements of Business Acquired

            An audited statement of assets acquired and liabilities assumed as of December 31, 1998 and audited statements of revenue and direct costs and expenses for the two years ended December 31, 1998, in satisfaction of Rule 3-05 of Regulation S-X, will be filed by amendment.

(b)         Unaudited Pro Forma Financial Information

            Pro forma financial information required by Article 11 of Regulation S-X will be filed by amendment.

(c)         Exhibits

                                                            Exhibit
            Exhibit Description                             Number

            Asset Purchase Agreement, dated as of             2.1
            March 26, 1999, by and between Spectrum
            Control, Inc., AMP Incorporated, AMP
            Danmark (an indirect subsidiary of
            AMP Incorporated), and the Whitaker
            Corporation (a wholly-owned subsidiary
            of AMP Incorporated). Registrant agrees to furnish supplementally to the
            Commission, upon request, a copy of any
            omitted schedule.

                                 SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            SPECTRUM CONTROL, INC.
                                                  Registrant



Date:  April 12, 1999                   By:     /s/ John P. Freeman
                                          John P. Freeman, Vice President
                                            and Chief Financial Officer
                                             (Principal Accounting and
                                                 Financial Officer)

	ASSET PURCHASE AGREEMENT


THIS AGREEMENT (the "Agreement") is made as of the 26th day of March, 1999, by and between SPECTRUM CONTROL, INC., a Pennsylvania corporation having an office at 6000 West Ridge Road, Erie, Pennsylvania 16506 (the "Purchaser"), and AMP INCORPORATED, a Pennsylvania corporation having an office at 470 Friendship Road, Harrisburg, Pennsylvania 17111 ("AMP"), AMP DANMARK, a Branch of AMP-HOLLAND B.V., a subsidiary of AMP organized under the laws of The Netherlands ("AMP Danmark"), and THE WHITAKER CORPORATION, an indirect wholly-owned subsidiary of AMP and organized under the laws of Delaware ("Whitaker") (AMP, AMP Danmark and Whitaker being hereinafter referred to individually as "Seller" and collectively as "Sellers").

	BACKGROUND STATEMENT

Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, certain of the assets of Sellers relating to the Business (as hereinafter defined) presently conducted in or in connection with Sellers' Signal Conditioning Products Division ("SCPD") and to assume certain liabilities of Sellers associated with the Business, upon and subject to the terms of this Agreement and the Danmark Purchase Agreement.

	TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Purchaser and Sellers agree as follows:


1.  DEFINITIONS

1.1	Defined Terms.  As used in this Agreement, the terms that
are underlined or listed below shall have the following meanings:

"Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, ownership of partnership or other equity interests, by contract or otherwise).


"Agreement" shall mean this Asset Purchase Agreement, together with the Schedules and Exhibits attached to this Agreement and the certificates and instruments to be executed and delivered in connection with this Agreement.

AAMP Danmark Assets@ shall mean all assets of AMP Danmark used directly and exclusively in the Business including but not limited to (i) all trade and accounts receivable relating to the Business and (ii) the following bank accounts of AMP Danmark: Den Danske Bank Account No. 4311060589, and BG Bank A/S Account No. 818-8238 (GIRO Account) (the "Denmark Bank Accounts").

"AMP Danmark Business" shall mean that portion of the Business conducted by AMP Danmark.

"AMP Danmark Liabilities" shall mean (a) all accrued and unpaid payables and expenses of AMP Danmark incurred in the ordinary course of business and relating to the Business up to DKK 1,700,000 (the "Denmark Payables"), (b) all accumulated, accrued or otherwise unpaid vacation and holiday pay earned by employees of AMP Danmark as of the Closing Date involved in the Business and who are not Excluded Employees up to DKK 2,800,000 (the "Denmark Employee Costs") and (c) AMP Danmark's indebtedness under the lines of credit identified on, and up to the aggregate amounts set forth on,
Schedule 1.1(B) (the "Denmark Debt").

"Annualized Business Revenues" shall mean the total revenues contained in customer orders of the Business placed with AMP and its Affiliates for the last three (3) full months ending prior to the Closing Date multiplied by four (4).

"Assumed Contracts" shall mean only those Contracts identified on
Schedule 1.1(A) together with such other Contracts, if any, which Purchaser may elect in writing to assume on or prior to the Closing Date.

"Assumed Liabilities" shall mean the following liabilities of the Sellers and only such liabilities:

(1)	the Assumed Trade Payables;

(2)	the AMP Danmark Liabilities;

(3)	Sellers' liabilities under the Assumed Contracts other
than contingent liabilities from events prior to the Closing Date; and

(4)	the Warranty Obligations.
"Assumed Trade Payables" shall mean the obligations and liabilities of AMP under purchase orders for raw materials, supplies and services not delivered as of the Closing Date.

"Business" shall mean the portion of the Sellers' operations and business directly and exclusively related to the manufacture and/or sale of the following product lines: ceramic-based filters, capacitive film and QUIETSHIELD gaskets (the "Product Lines") whether such operations and business are conducted in the SCPD, AMP Danmark or any other Affiliate of AMP's, but shall not include the operations of the SCPD involving the Excluded Product Lines.

"Business Records" shall mean all originals of all data and records of the Sellers in their possession or control, subject to Seller's record retention policies, at the Facilities, which relate directly and exclusively to the Purchased Assets or the operation of the Business including, but not limited to, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, cost data, written operating methods and procedures, operating records and other information related to the Tangible Personal Property, personnel records for the Retained Employees and other records, on whatever media, pertaining directly and exclusively to the Purchased Assets or customers or suppliers of, or any other parties having contracts or other business relationships with, the Sellers relating directly and exclusively to the Business but not including any Excluded Assets; provided that, in the case of personnel records, Seller may provide Purchaser with copies at Sellers' expense.

"Closing Date" shall mean March 26, 1999, except that if all of the conditions to Closing set forth in Article 7 of this Agreement shall not have been satisfied or waived on or prior to such date, "Closing Date" shall mean the third business day after the satisfaction or waiver of all such conditions to Closing, or on such other date as the parties may agree.

"Code" shall mean the Internal Revenue Code of 1986, as amended to date.

"Contracts" shall mean all contracts and other agreements to which any Seller is a party or by which any Seller is bound relating directly and exclusively to the Business or the Purchased Assets as of March 4, 1999 and listed on Schedule 4.13 including, without limitation, (i) any agreement or group of related agreements for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum, (ii) any agreement (or group of related agreements) (including, but not limited to, purchase order and sales orders) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than three (3) months, result in a material loss to a Seller, or involve consideration in excess of $25,000, (iii) any agreement concerning a partnership or joint venture, (iv) any agreement (or group of related agreements) under which any Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible, (v) any agreement concerning confidentiality or noncompetition, (vi) any agreement with any Affiliate of Sellers, (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of officers or employees of the SCPD or AMP Danmark Business, (viii) any collective bargaining agreement applicable to the SCPD or AMP Danmark Business, (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits, (x) any agreement under which any Seller has advanced or loaned any amount to any of the officers or employees of the SCPD or AMP Danmark outside the ordinary course of business, (xi) any agreement under which the consequences of a default or termination could be a SCPD Material Adverse Event on the business, financial condition, operations, results of operations or future prospects of the Business or (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

"Customer Lists" shall mean all customer lists of the Business.

"Denmark Lease" shall mean the Contract of Lease between the Landlord and AMP Danmark dated on or about September 10, 1996 covering the Denmark Property being assigned to Purchaser pursuant to the Denmark Purchase Agreement (and by agreement of the Landlord) and as to which AMP has agreed to act as guarantor.

"Denmark Property" shall mean the real property and the improvements thereon located Fabriksvej 3, DK-3000, Helsingor, Denmark originally leased by AMP Danmark from the Landlord.

"Employee Benefit Plan" shall mean any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

"Employee Pension Benefit Plan" shall have the meaning set forth in ERISA Section 3(2).

"Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).

"Encumbrance" shall mean with respect to any Person any mortgage, deed of trust, pledge, lien, security interest, charge or other security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

"Environmental Claim" shall mean any accusation in writing, allegation in writing, notice of violation, claim in writing, suit, action, demand in writing or written order by any Person directed to or against Purchaser or any Purchaser Indemnified Party for any damage (including, but not limited to, personal injury, tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, environmental remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions) resulting from or relating to (i) an Environmental Condition at, in, by or from any of the Facilities, (ii) the use, handling, transportation, storage, treatment or disposal of any Hazardous Substance at any location or in connection with the operation of any of the Facilities, or
(iii) the violation, or alleged violation, of any Environmental Laws relating to any operations at or in connection with any of the Facilities.

"Environmental Condition" shall mean the existence or threat of any Release into the environment of any Hazardous Substance at concentrations requiring investigation and/or remediation under any Environmental Law, or exposure to hazardous substances at concentrations above levels permissible under applicable Environmental Laws.

"Environmental Law" shall mean any applicable federal, state, local or foreign statutes, ordinances or other laws, any rules or regulations promulgated thereunder, and any licenses, permits, orders, judgments, notices or other requirements lawfully issued pursuant thereto and applicable to any of the Facilities, or any operations thereat (including, but not limited to, laws regulating the identification, reporting, generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or threatened release of, any pollutants, contaminants, wastes or any other substances or materials) relating to pollution or protection of the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure). Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by the United States, any state of the United States or any political subdivision of any such state.

"ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended.

"Excluded Assets" shall mean:

(1)	cash, cash equivalents and marketable securities
(determined in accordance with GAAP) of Sellers;

(2)	all trade and accounts receivable of AMP and Whitaker
(but the trade and accounts receivable of AMP Danmark are Purchased Assets);

(3)	all assets, tangible and intangible, of the Sellers
that are used exclusively in connection with the Excluded Product Lines;

(4)	all financial, accounting and bookkeeping books and
records, minute books of Sellers;

(5)	All assets related to any Employee Benefit Plan of
Sellers;

(6)	Any and all tax credits and tax refunds relating to
the operation of the Business;

(7)	Any permits of Sellers relating to the Business that
are not assignable to Purchaser;

(8)	All assets of Sellers relating to any electrical,
electronic or electro-optic connection or interconnection devices designed, developed, manufactured or sold by Sellers;

(9)	The names "AMP" and "AMP Incorporated"; and

(10)	All software or network connections (other than
software listed in Schedule 4.8) which relate to, or connect with, Sellers' computer systems.

"Excluded Product Lines" shall mean the following products or groups of products of the SCPD: (w) media filters (currently under development), (x) surge protection products, (y) the Polyclamp electrostatic discharge, Mylar-based film product of the SCPD (using technology purchased from Electromer), and (z) SCPD's Accu-Scan service business (which provides grounding monitoring for facilities).

"Facilities" shall mean (i) the Real Property and (ii) the Denmark
Property.

"GAAP" shall mean generally accepted accounting principles of the United States with respect to AMP and of Denmark with respect to AMP Danmark.

"Goodwill" shall mean the goodwill of the Business.

"Governmental Authority" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

"Governmental Requirement" shall mean any rule, regulation, code, plan, injunction, judgment, order, decree, ruling or charge under any Governmental Authority.

"Hazardous Substances" shall mean any pollutants, contaminants, chemicals, wastes and any carcinogenic, ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludges, slag and any other substance, material or waste) that are subject to regulation or remediation under any Environmental Law.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the regulations promulgated pursuant thereto.

"Inventory" shall mean all raw material, work-in-process and finished goods inventories of the Business, wherever located, either (a) owned by Sellers or (b) produced by the Sellers and owned by one or more Affiliates of AMP, and a listing of Inventory held by Affiliates of AMP is set forth on
Schedule 1.1(C) as of the dates indicated on such schedule.

"Landlord" shall mean JPH Invest A/S.

"Licensed Intellectual Property" shall mean those intangible assets, other than Excluded Assets and Purchased Intellectual Property, which are used directly but not exclusively in the manufacture and/or sale of the Product Lines, in whatsoever form such Licensed Intellectual Property exists as of March 12, 1999, including (i) the following documentation:

AMP 100 Series Material Specifications
AMP 101 Series Workmanship Standards
AMP Engineering Information Center Raw Material List
AMP 102 Series Quality Specifications
AMP 103 Series Equipment Operating Specifications
AMP 107 Series Packaging Specifications
AMP 108 Series Product Specifications
AMP 109 Series Test Specifications
AMP 110 Series Qualification Reports
AMP 111 Series Heat Treat Specifications
AMP 112 Series Finish Specifications
AMP 114 Series Application Specifications
AMP 115 Series Engineering Specifications
AMP 117 Series Calibration Specifications
AMP 119 Series Color Specifications
AMP 301 Series Commercial Items
AMP 307 Series Packaging Lists
AMP 401 Series Corporate Bulletins
AMP 408 Series Instruction Sheets
AMP 409 Series Customer Manuals
AMP 410 Series Handbooks
AMP 501 Series Qualification Reports
CIS Commercial Item Specifications

to the extent that such documentation is used in the manufacture and/or sale of the Product Lines, and (ii) software customization made by Sellers to the commercially-available engineering and/or manufacturing software being used by Sellers in the manufacture of the Product Lines and any accompanying documentation (if any), including customizations to MEDUSA, PRO-E, and AUTOCAD software. Prior to delivery to Purchaser, all items within the customized software which are specific to Sellers and their use of the customized software, including but not limited, to references to "AMP" or any of its facilities, usage of AMP logos, and generation of drawing or other formats specific to Sellers shall be modified to remove such items.

"Multiemployer Plan" shall have the meaning set forth in ERISA
Section 3(37).

"Other Current Assets" shall mean all prepaid expenses and deposits of the Business.

"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Permits" shall mean all licenses, permits and other authorizations required from any Governmental Authority or other Person in connection with Sellers' carrying on the Business as presently conducted.

"Permitted Encumbrance" shall mean (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings or (ii) other liens arising in the ordinary course of business (not including any mechanic's lien) that were not incurred in connection with the borrowing of money and which will not materially impair Purchaser's use of the Purchased Assets after the Closing.

"Person" shall mean any corporation, governmental authority, individual, partnership, trust or other entity.

"Proceeding" shall mean any action, order, writ, injunction, judgment, decree, claim, suit, litigation, dispute, grievance, arbitral action, investigation or other proceeding.

"Purchased Assets" shall mean all right, title and interest of Sellers in and to all of the assets of Sellers (other than the Excluded Assets) used directly and exclusively in the Business including, without limitation, the following:

(1)	the Assumed Contracts;

(2)	the Business Records;

(3)	the Customer Lists;

(4)	the Goodwill;

(5)	the Purchased Intellectual Property;

(6)	the Inventory;

(7)	the Real Property;

(8)	the Other Current Assets;

(9)	the Permits (to the extent assignable); and

(10)	the Tangible Personal Property.

The Purchased Assets shall also include the additional assets identified on
Schedule 1.1(D). The portion of the Purchased Assets comprising the AMP Danmark Assets are being purchased pursuant to the Denmark Purchase Agreement.

"Purchased Intellectual Property" shall mean all intangible assets, other than any Excluded Assets and any Licensed Intellectual Property, which are used exclusively in the conduct of the Business including, without limitation and in whatsoever form such property exists as of March 12, 1999,
(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos and trade names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(vi) all computer software listed a Schedule 4.8 (including data and related documentation and including software installed on hard disk drives), and (vii) all copies and tangible embodiments thereof (in whatever form or medium). Notwithstanding the foregoing, (1) the Purchased Intellectual Property shall not include historical drawings of the Product Lines which exist, as of March 12, 1999, in microfilm, (2) the Purchased Intellectual Property shall not include specifications, and (3) Sellers shall have the right to retain a copy of all trade secrets and confidential business information (as defined in clause (v) above) for purposes of, and for so long as they are, (i) fulfilling any continuing obligations of Sellers to customers which are not assumed by Purchaser herein or (ii) supplying product to Purchaser during the term of the Manufacturing Assembly Agreements.

"Real Property" shall mean the real property and improvements thereon located in Elizabethtown, Pennsylvania, owned by AMP and described on
Schedule 4.6.

"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

"Regulatory Approval" shall mean with respect to an Environmental
Condition the receipt of written approval from a Governmental Authority of competent jurisdiction pursuant to applicable or relevant and appropriate Environmental Law that no further remediation or corrective action is required with respect to such Environmental Condition or otherwise obtaining such approval by operation of law.

"Reportable Event" shall have the meaning set forth in ERISA
Section 4043.

"Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative of any Person.

"SCPD Material Adverse Event" shall mean any occurrence or action the effect of which is material and adverse to the Purchased Assets or the business, assets, liabilities, results of operations or prospects of the Business, provided that an SCPD Material Adverse Event shall not be deemed to include the impact of (i) changes in applicable law or Governmental Requirements of general applicability or any implementation thereof by courts or Governmental Authorities, (ii) circumstances affecting the ceramic-based filter industry generally and (iii) the effects of the transactions contemplated by, or compliance by either party with the provisions of, this Agreement on the Purchased Assets or the business, assets, liabilities, results of operations or prospects of the Business.

"Software" means computer software modules identified on Schedule
4.8, including any new releases, updates, upgrades, enhancements, error corrections, modifications and computer operating and application programs and routines contained on magnetic tape, disk, semiconductor device or other memory device or system memory, and consisting of: (a) hardware logic instructions which manipulate data in the central processor and control input-output operations and error diagnostic and recovery routines; and (b) instruction sequences in machine-readable code that control processing, peripheral equipment administration and maintenance functions as well as the documentation used to describe, maintain and use the programs.

"Tangible Personal Property" shall mean all tangible personal property (other than Excluded Assets) used directly and exclusively to conduct the Business including, without limitation, all production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, tooling, supplies and other tangible personal property located at the Real Property, the Denmark Property, the Seller's facilities in Hermosillo, Mexico and Tallinn, Estonia, together with any transferable manufacturer or vendor warranties related thereto.

"Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and arising prior to the Closing Date.
"Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

1.2	Other Defined Terms.  The following terms shall have
meanings defined for such terms in the Sections set forth below:

Term                                    Section

Additional Agreements			7.2(k)
Basket 					9.3(b)
Closing					3.1
COBRA					8.8(d)
Continuation Coverage			8.8(d)
Denmark Purchase Agreement		8.19
Environmental Documents			9.3(a)
Escrow Agreement                        2.3(a)
Excluded Employees                      8.8(e)
Groundwater Remediation			6.2.2(a)
Indemnified Person                      9.2
Indemnifying Person                     9.2
Indemnity Payment                       9.11
Losses                                  9.2
Manufacturing and Assembly Agreements	8.13(b)
Mutual Supply Agreement			8.12
Non-Transferable Assets			3.5
Other Remediation Activities		6.2.2(a)
PA Employee Costs                       8.8(f)
Permitted Exceptions                    8.6
Physical Inventory                      2.5
Purchase Price				2.1
Related Person				4.29
Retained Employees                      8.8
Retained Liabilities                    2.4
SCPD                                    Background Statement
Surveys                                 8.6(b)
Title Policies                          8.6(a)
Third Party Action                      9.2
Technical Services Agreement		8.13(a)
WARN Act                                8.8
Warranty Obligations                    8.15
Year 2000 Compliant                     4.21

1.3	Usage of Terms.  Except where the context otherwise
requires, words importing the singular number shall include the plural number and vice versa.

1.4	References to Articles, Sections, Exhibits and Schedules.
All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication otherwise requires.


	 2.  PURCHASE AND SALE OF ASSETS

2.1	Transfer of Assets; Assumption of Assumed Liabilities.
Subject to the terms and conditions contained in this Agreement, on the Closing Date:

(a)	Sellers shall sell, convey, transfer, assign, and deliver to
Purchaser, and Purchaser shall acquire from Sellers, the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

(b)	Purchaser shall assume, effective as of the Closing Date,
the Assumed Liabilities.

2.2	Purchase Price.  The purchase price for the Purchased Assets
("Purchase Price") shall be equal to (i) $20,263,325 plus the (ii) Assumed Liabilities.

2.3	Payment of Purchase Price.  The Purchase Price shall be paid as follows:

(a)	Purchaser shall assume at Closing the Assumed
Liabilities; and

(b)	The cash portion of the Purchase Price for the
Purchased Assets other than the AMP Danmark Assets shall be paid to AMP and Whitaker in immediately available funds as follows:

          AMP                     $16,844,798
          Whitaker                $   100,000

(c)	The purchase price for the AMP Danmark Assets
$3,318,219 shall be paid to AMP Danmark pursuant to the Danmark Purchase Agreement in immediately available funds simultaneously therewith.

2.4	Liabilities Not Assumed.  It is expressly understood and
agreed that with respect to the liabilities, debts, obligations and contracts of, and claims against, Sellers as of the Closing Date, other than the Assumed Liabilities, Purchaser shall not assume, nor shall it be liable for, any liability, debt, obligation, or contract of Sellers or any Affiliate thereof, or any claim against any of the foregoing, of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Sellers, all of which shall be retained by Sellers and are hereafter referred to as the "Retained Liabilities." Without limiting the foregoing, Purchaser shall have no responsibility with respect to any of the following liabilities of Sellers (all of which shall be deemed to be Retained Liabilities) whether or not disclosed on the Financial Statements:

(a)	any liability of Sellers for (i) accrued salaries and
wages, vacation pay, accrued bonuses and other employment benefits or commissions and related taxes and (ii) severance payments or other termination benefits payable to employees of Sellers except as provided for in Section 8.8;

(b)	any liability of Sellers directly or indirectly as a
member of a group of employers under Section 414(b), (c) or (m) of the Code, arising out of any employee benefit plans as defined in Section 3(3) ERISA, maintained by Sellers including, without limitation, liabilities attributable to a complete or partial withdrawal from a multiemployer plan (as defined under Section (3)(37) or Section 4001 of ERISA) or to the PBGC for benefit liabilities or premiums due any liability resulting from failure to provide continuation coverage under group health plan as required under Section 162(k) of the Code, or any liabilities arising out of any nonqualified plan or plans covering any employees or former employees of Sellers;

(c)	any liability of any Seller relating to the Excluded
Assets or other government-imposed fees or charges arising out of doing business in any jurisdiction where any Seller is not qualified to do business as a foreign corporation that would not have been incurred if such Seller had been so qualified;

(d)	any liability of Sellers for any indebtedness, whether
for borrowed money or otherwise, to any bank, bondholder, trade or non-trade creditor (other than the Assumed Trade Payables and the Assumed Contracts), customer, employee, financial institution, government entity, trust company or other party, either directly or by reason of any guaranty;

(e)	any liability of Sellers arising after the Closing
Date, except to the extent specifically assumed by Purchaser pursuant to this Agreement or arising from Purchaser's operation of the Business;

(f)	subject to the provisions of Sections 6.2.2 and 9.6,
any obligations and liabilities arising from the non-compliance by Sellers with any federal, state, local or foreign laws, regulations, orders or administrative or judicial determinations (including all Environmental Laws), and any obligations and liabilities arising from any Environmental Condition or incidents, occurrences, suits, claims, actions, programs and proceedings of any kind, voluntary or otherwise, relating to alleged or actual pollution, contamination or harm of any kind to the environment (including, without limitation, harm to any person or property), attributable to or caused by Sellers, the Purchased Assets, the Facilities, and/or the Denmark Property, regardless of when the underlying incident, occurrence, suit, claim, action, program or proceeding occurred or is discovered or made, including without limitation anything described or contained on Schedule 4.15;

(g)	any liability of Sellers under any and all medical,
dental, disability or other employee welfare reimbursement plan or any other plan of any nature whatsoever maintained by any Seller for the benefit of its employees or under any similar governmental plan to which a Seller is subject;

(h)	any liability for workers compensation claims, general
liability claims, automobile liability claims or any other negligent act or omission of Sellers, whether related to the Business or otherwise arising out of acts or occurrences prior to the Closing Date;

(i)	any liability of Sellers under any contract, lease,
purchase or sale order, agreement or obligation except for the Assumed
Contracts;

(j)	any liability of Sellers for any Tax; and

(k)	any liability for the Denmark Payables in excess of
DKK 1,700,000 and any liability for the Denmark Debt in excess of DKK 2,600,000, and any liability for the Denmark Employee Costs in excess of DKK 2,800,000.

2.5	Allocation of Purchase Price.  The Purchase Price shall be
allocated within 30 days following the Closing Date on the basis set forth on
Schedule 2.5. Unless otherwise agreed in writing by Purchaser and Sellers, Purchaser and Sellers shall (a) reflect the Purchased Assets in their books and for tax reporting purposes in accordance with such allocations, (b) file all forms required under Section 1060 of the Code and all other tax returns and reports in accordance with and based upon such allocation and (c) unless required to do so in accordance with a "determination" as defined in Section 1313(a)(1) of the Code, take no position in any tax return, tax proceeding, tax audit or otherwise which is inconsistent with such allocation.

2.6	Physical Inventory.  An inspection and physical count of the
Inventory and Tangible Personal Property located at the Real Property and Denmark Property shall be conducted by Representatives of Sellers and Purchaser preceding the Closing Date. The inspection and physical count may be observed by Sellers' auditors and by Purchaser's auditors. The inspection and physical count shall be conducted at such of the Facilities and in accordance with such procedures as may be agreed upon by Sellers and Purchaser. The cost of such inspection and physical count, other than the cost of Purchaser's auditors, shall be borne by Sellers. In connection with the physical inventory, (i) Sellers shall calculate the inventory value and
(ii) Sellers and Purchaser shall verify the presence of all of the Tangible Personal Property identified in the Financial Statements.


	3.  CLOSING

3.1	Closing.  The consummation of the transactions contemplated
in this Agreement (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Hodgson, Russ, Andrews, Woods & Goodyear, LLP, Buffalo, New York or at such other place as shall be mutually agreed upon.
The Closing shall be effective at 11:59 p.m. on the Closing Date.

3.2	Conveyances at Closing.

(a)	Instruments and Possession.  Upon the terms and conditions
contained in this Agreement, on the Closing Date, Sellers shall deliver to Purchaser (i) one or more bills of sale or other instruments conveying in the aggregate all of the Tangible Personal Property, (ii) one or more assignments of the Assumed Contracts, (iii) one or more assignments of the Intangible Property in recordable form, (iv) such warranty deeds and other instruments as shall be reasonably requested by Purchaser to vest in Purchaser title in and to the Purchased Assets (including but not limited to the Real Property) in accordance with the provisions of this Agreement and (v) such other documents and agreements as are contemplated by this Agreement.

(b)	Form of Instruments.  All of such instruments shall be in
form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Sellers, but shall not diminish the status of title to the Purchased Assets required to be delivered by Sellers pursuant to this Agreement.

3.3	Assumptions at Closing.

(a)	Instruments.  Upon the terms and conditions contained in
this Agreement, on the Closing Date, Purchaser shall deliver to Sellers (i) an assumption of the Assumed Liabilities, (ii) such other instruments of assumption evidencing Purchaser's assumption of the Assumed Liabilities as Sellers shall deem necessary and (iii) such other documents and agreements as are contemplated by this Agreement.

(b)	Form of Instruments.  All such instruments shall be in form
and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Sellers and Purchaser, but shall not increase or decrease the liabilities and obligations required to be assumed by Purchaser pursuant to this Agreement.

3.4	Certificates and Other Documents. Purchaser and Seller and
Shareholder shall deliver the certificates and other items provided for in Articles 7 and 8 of this Agreement.

3.5	Non-Transferable Assets.  It is understood that certain
Purchased Assets (including, without limitation, manufacturers', contractors' and other warranties and guaranties, and one or more Assumed Contracts) may not be immediately transferable or assignable to Purchaser, and Purchaser will allow Sellers to retain certain of such assets after the Closing Date (the "Non-Transferable Assets"), and this Agreement shall not constitute an assignment of any such Non-Transferable Assets. In such event, (i) Sellers shall grant to Purchaser full use and benefit of their interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the parties that Purchaser shall have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (ii) Sellers shall take all reasonable actions necessary to preserve the value of the Non-Transferable Assets, (iii) Sellers shall not transfer or assign the Non-Transferable Assets to any Person other than Purchaser or Purchaser's assigns, (iv) Sellers shall transfer or assign the Non-Transferable Assets to Purchaser at the earliest date, if any, on which such transfer or assignment can be effected and (v) Purchaser shall be responsible for obligations relating to such Non-Transferable Assets as if they had been transferred or assigned to Purchaser in accordance with the terms of this Agreement; provided however that all reasonable costs and expenses incurred by Sellers in carrying out the foregoing clauses (i), (ii) and (iv) shall be paid or reimbursed by Purchaser on demand; provided, however, that nothing in this Section 3.5 shall supersede Section 7.1(c).


	4.  REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers jointly and severally represent and warrant to Purchaser as follows:

4.1	Organization.  AMP is a corporation duly organized, validly
existing and in good standing under the laws of the Commonwealth of Pennsylvania. AMP is duly qualified as a foreign corporation to do business in all jurisdictions where the nature of the business transacted by AMP or the character of the properties owned by AMP would require such qualification.
AMP Danmark is duly organized and in good standing under the laws of The Netherlands, and has complied with all Governmental Requirements of Danmark to operate a branch in Danmark. Whitaker is duly incorporated and in good standing under the laws of Delaware. Each of the Sellers has all corporate power and authority to own its property and to carry on its business as now conducted by it.

4.2	Corporate Action; Legal, Valid and Binding Agreement.  Each
of the Sellers has all necessary power, and authority, and all necessary corporate action of each Seller has been properly taken, to authorize, execute and deliver this Agreement and the instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby, and resolutions of the Board of Directors of each Seller certified by the Secretary or an Assistant Secretary of each Seller and in form reasonably satisfactory to counsel for Purchaser shall be delivered to Purchaser at the Closing. This Agreement is the legal, valid and binding agreement of the Sellers, enforceable in accordance with its terms.

4.3	No Violation; Consents and Approvals.  Except as disclosed
on Schedule 4.3, neither the execution, delivery nor performance of this Agreement by the Sellers or the documents executed in connection herewith, nor the consummation of the transactions contemplated hereby or thereby is prohibited by, is a violation of, is in conflict with, constitutes a default under (whether such default would occur with the passage of time, the giving of notice or both) or requires any Seller to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under (a) any term or provision of the articles of incorporation or organization or the by-laws of the Sellers, (b) any agreement or commitment to which any Seller is bound, (c) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of Sellers, or (d) any judgment, or Governmental Requirement, or any statute or law applicable to any of the Sellers. Except for any filings required under the HSR Act which have been completed, or as set forth on Schedule 4.3, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.4	Corporate Records.  Sellers have delivered or made available to Purchaser or Purchaser's counsel, for review, true and complete copies of Sellers' (a) articles of incorporation or organization and all amendments thereto, and (b) by-laws and all amendments thereto. The articles of incorporation or organization of the Sellers have not been amended, except and to the extent provided in any articles of amendment heretofore delivered to Purchaser or Purchaser's counsel.

4.5	Taxes; Tax Returns.  To the best of their knowledge, Sellers have filed all Tax Returns required to be filed, paid all Taxes required to be paid, and withheld all Taxes required to be withheld from amounts owed to employees, independent contractors, creditors, stockholders or other third parties. Furthermore, to the best of Sellers knowledge, there are no Encumbrances on any of the Purchased Assets that arose in connection with Seller=s failure to pay any such Tax.

4.6	Real Property.

(b)	Schedule 4.6 contains a true, complete and correct
description of the Real Property. Title to all of the Real Property is in AMP, and title to the Real Property is as set forth in the policy(s) of title insurance covering the Real Property listed on Schedule 4.6 and previously delivered to Purchaser.

(c)	Except as set forth on Schedule 4.6 and in Section 4.18(a),
(i) AMP Danmark enjoys peaceful and undisturbed possession of the Denmark Property it leases, (ii) neither the Real Property nor, to the knowledge of Sellers, the Denmark Property is subject to any commitment for sale or use by any Person other than the Sellers, (iii) neither the Real Property nor the leasehold interests with respect to the Denmark Property is subject to any Encumbrance which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Business, (iv) no labor has been performed or material furnished for the Real Property for which a mechanic's or materialman's lien or liens, or any other lien, has been or could be claimed by any Person, (v) the Real Property and, to the knowledge of Sellers, the Denmark Property, is in material compliance with all Governmental Requirements (including without limitation all zoning, subdivision and other applicable land use ordinances and by-laws), and all existing covenants, conditions, restrictions and easements, and, to the knowledge of the Seller, the current use of the Facilities does not constitute a non-conforming use under the applicable zoning ordinances and (vi) no default or breach exists with respect to, and none of the Sellers has received any notice of any default or breach under, any Encumbrance affecting the Real Property or, to the knowledge of Sellers, the Denmark Property. Sellers have not received notice of, nor do Sellers have any knowledge of any contemplated or threatened, general or special assessments affecting the Real Property or any portion thereof. Sellers have not received notice of, nor do Sellers have any knowledge of, any pending or threatened proceeding (including without limitation condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Real Property, nor do Sellers know of any fact which might give rise to any such proceeding or any type of existing or intended use of any real property adjacent to the Real Property which might materially adversely affect the use of the Real Property.

(c)	None of the Real Property is located within any area
determined to be flood-prone under the Federal Flood Protection Act of 1973, or any comparable state or local Governmental Requirement. AMP has not received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which would materially and adversely affect the insurability of the Real Property or the premiums for the insurance thereof, and no notice has been given by any insurance company which has issued a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any material repairs, alterations or other work which has not been complied with.

(d)	To the knowledge of AMP, all water, sewer, gas, electric,
telephone and drainage facilities and all other utilities servicing the Real Property are installed to the improvements situated on the Real Property, are connected pursuant to valid permits, enter the Real Property through adjoining public streets, are adequate for the present operation of the Business and otherwise are in compliance in all material respects with all Governmental Requirements applicable thereto. Access to and from the Real Property is via public streets, which streets are sufficient to ensure adequate vehicular and pedestrian access for the present operation of the Business.

(e)	The buildings and improvements at the Facilities (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a good state of repair (ordinary wear and tear excepted), have been well maintained and are free from infestation by termites, other wood destroying insects, vermin and other pests. There are no repairs or replacements exceeding $25,000 in the aggregate for the Facilities or $5,000 for any single repair or replacement which are currently contemplated by the Sellers or which, to the knowledge of Sellers, should be made in order to maintain said buildings and improvements
(i) in a reasonable state of repair or (ii) in accordance with any notice from any insurance company of Seller, other than any such repairs or replacements which may become necessary in connection with the removal of equipment and tenant improvements from the Denmark Property currently leased by AMP Danmark.

4.7	Tangible Personal Property.

(b)	Schedule 4.7 sets forth (i) a depreciation list of each item of Tangible Personal Property owned by Sellers and used exclusively in the Business having an original value in excess of $2,000, (ii) a list of each item of Tangible Personal Property leased by Sellers and used exclusively in the Business having an annual rental in excess of $2,000, and (iii) a supplemental listing of the Tangible Personal Property that are Excluded Assets. Except as set forth in Schedule 4.7, there is no tangible personal property used exclusively in the operation of the Business other than the Tangible Personal Property. Except with respect to the Tangible Personal Property located at the Mexico and Estonia Facilities as set forth on
Schedule 4.7, all of the Tangible Personal Property is located at the Real Property and the Denmark Property. Except as set forth in Schedule 4.7, to the knowledge of Sellers, the Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted. Except as disclosed on
Schedule 4.7, there are no repairs or replacements exceeding $20,000 in the aggregate for all Tangible Personal Property or $5,000 for any single item of Tangible Personal Property which are currently contemplated by Seller.

(c)	Except as set forth on Schedule 4.7, the Tangible Personal
Property owned by Sellers is free and clear of any Encumbrances (other than Permitted Encumbrances).

4.8	Purchased Intellectual Property.

(a)	Schedule 4.8 identifies each patent or registration which
has been issued to Sellers with respect to any of the Purchased Intellectual Property, identifies each pending patent application or application for registration which any Seller has made with respect to any of the Purchased Intellectual Property, and identifies each license or other agreement which any Seller has granted to any third party with respect to any of the Purchased Intellectual Property. Sellers have delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.8 also identifies each registered copyright, trademark and service mark of the Business and each trade name or unregistered trademark having a value used by Sellers in connection with the Business. Except as set forth on Schedule 4.8, with respect to each item of Purchased Intellectual Property required to be identified in Schedule 4.8: (i) Sellers possess all right, title and interest in and to the item, free and clear of any Encumbrances or licenses, (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (iii) no proceeding is pending or, to the knowledge of Sellers, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, none of the Sellers has any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(b)	Except as set forth on Schedule 4.8 and in the Licensed
Intellectual Property, (i) there is no intellectual property used in the Business other than the Purchased Intellectual Property, (ii) to the knowledge of Sellers, each item of Purchased Intellectual Property owned or used by Sellers immediately prior to the Closing Date will be owned or available for use by Purchaser on substantially similar terms and conditions immediately subsequent to the Closing Date and (iii) Sellers have taken reasonable commercial actions as are customary with Seller=s business practices to maintain and protect each item of Purchased Intellectual Property material to the Business.

(c)	Except as set forth on Schedule 4.8, to the knowledge of
Sellers, (i) none of the Sellers have during the last five (5) years in connection with the Business received any charge, complaint, claim, demand or notice alleging that it has misappropriated or violated intellectual property rights of any third party (including any claim that either Seller must license or refrain from using any intangible property rights of any third party) which has not been resolved and (ii) no third party has infringed upon or misappropriated any of the Purchased Intellectual Property.

(d)	Schedule 4.8 identifies each item of Purchased Intellectual
Property that any third party owns and that any Seller uses in connection with the Business pursuant to license, sublicense or agreement. Sellers have delivered to Purchaser correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth on
Schedule 4.8, with respect to each item of Purchased Intellectual Property required to be identified in Schedule 4.8: (i) the license, sublicense or other agreement covering the item is enforceable, (ii) to the knowledge of Sellers, following the Closing, the license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions,
(iii) none of the Sellers nor, to the knowledge of Sellers, any other party to the license, sublicense or other agreement is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder, (iv) to the knowledge of Sellers, no party to the license, sublicense or other agreement has repudiated any provision thereof, and (v) Sellers have not granted any sublicense or similar right with respect to the license, sublicense or other agreement.

(e)	Except as set forth on Schedule 4.8, Sellers have no
knowledge and have received no written notice that Purchaser's use of the Purchased Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intangible property rights of third parties as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.

4.9	Financial Statements.  Sellers have delivered to Purchaser
the financial statements covering the SCPD attached hereto as Schedule 4.9(A) (the "Financial Statements"). Except as set forth on Schedule 4.9(B), the Financial Statements have been prepared in accordance with the accounting principles set forth on Schedule 4.9 attached hereto reflecting all assets except Excluded Assets and all liabilities except liabilities which are associated with the ownership and use of any of the Excluded Assets.

4.10  Employee Benefit Plans.

(b)	Listed on Schedule 4.10 are all Employee Benefit Plans,
including any Multiemployer Plan, which are maintained, administered or contributed to by Sellers in connection with the SCPD or Business including but not limited to all employee benefit plans and programs maintained, administered or contributed to by AMP Danmark (each such employee benefit plan, agreement or arrangement is hereinafter referred to as a "Plan").

(c)	Except as disclosed on Schedule 4.10, no liability under
ERISA or the Code has been, or through the Closing Date, will be, incurred with respect to any Plan of Sellers or any employee benefit plan of any trade or business (whether or not incorporated) which is under common control, or a member of an affiliated service group, with Sellers (within the meaning of ERISA Section 401(b)(1) or Section 414(b), (c) or (m) of the Code) which could result in a lien or other claim upon any of the Purchased Assets.

(d)	Except as disclosed on Schedule 4.10, there are not now, and as of the Closing Date there will not be, any pending, or to the knowledge of Sellers, threatened claims, suits or other proceedings by any of Sellers' employees, former employees, or plan participants or beneficiaries, spouses or representatives of any of them related to the Business, or any Governmental Authority against any Plan, the assets held thereunder, the trustees of any such Plan's assets or any of the Sellers, involving any Plan applicable to the SCPD or Business.

(e)	Schedule 4.10 describes all liabilities of AMP Danmark under any Plan applicable to its employees resident in Danmark pursuant to which AMP Danmark is bound that Purchaser will be required to assume by operation of any Governmental Requirement applicable to the purchase of the AMP Danmark Assets.

4.11	Labor Matters.

(b)	Schedule 4.11 identifies for each current employee of the
SCPD or AMP Danmark who works in the AMP Danmark Business with a current annual compensation (base salary plus bonus), his or her name, position or job title, his or her base compensation and bonus compensation earned in calendar year 1998, and his or her current base compensation. With respect to the Business, except as set forth on Schedule 4.11: (i) Sellers do not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group,
(ii) none of the Sellers is currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against any Seller pending or, to the knowledge of Sellers, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of Sellers, threatened against any Seller and no material grievance currently being asserted, (iv) none of the Sellers has experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three years immediately preceding the date of this Agreement (or, with respect to the AMP Danmark Business, such shorter period of time since AMP Danmark purchased the Ferroperm business) and (v) there is, to the knowledge of Sellers, no organizational campaign being conducted or contemplated and there is no pending or, to the knowledge of Sellers, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of the SCPD. Except as set forth on
Schedule 4.11, to the knowledge of Sellers, each Seller has complied in all material respects with, and is currently in compliance in all material respects with, all applicable Governmental Requirements relating to its employees and consultants (including, without limitation, any Governmental Requirement of the Occupational Safety and Health Administration), and no Seller has received within the past three (3) years with respect to the Business any written notice of failure to comply with any such Governmental Requirement which has not been rectified.

(c)	Except as set forth on Schedule 4.11, AMP has on file a
valid Form I-9 for each employee hired by the SCPD on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. Except as set forth on Schedule 4.11, to the knowledge of AMP, all employees of the SCPD employed in the U.S. are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by Seller since November 6, 1986 or the applicable date of hire. Except as set forth on Schedule 4.11, AMP has not been with respect to the SCPD the subject of an immigration compliance or employment visit from, nor has AMP been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

4.12	Insurance.  Schedule 4.12 contains a complete and accurate
list of all current policies or binders of insurance showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided and maintained by Sellers and relating to the Business, their personnel and/or the Purchased Assets. Except as set forth on Schedule 4.12, all of the Insurance is "occurrence" based insurance. The insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which any Seller is a party. None of the Sellers is in material default under any of the insurance.

4.13	Contracts.

(b)	Schedule 4.13 contains a true and correct list or
description of all Contracts. True and correct copies of all such Contracts have been delivered to Purchaser.

(c)	The Assumed Contracts listed on Schedule 1.1(A): (i) are
valid and binding contracts and are in full force and effect, (ii) have been entered into in the ordinary course of business consistent with past practice,
(iii) are not subject to termination except in accordance with the respective terms thereof, (iv) do not contain any provisions outside of Seller=s ordinary course of business, (v) none of the Sellers has received any notice or information as to a threatened default by a third party, and (vi) Seller is not in material default thereunder. True and complete copies of the Assumed Contracts including without limitation, all changes, additions, or modifications thereto, together with any and all necessary consents to the assignment thereof to Purchaser referred to in Schedule 7.1 (c), have been delivered to Purchaser in a bound volume prior to the signing of this Agreement.

4.14	Inventories.  Except for sample inventory, Inventory
produced by Sellers and owned by one or more Affiliates of AMP and inventory related to the Excluded Product Lines, the amount of Inventory shown on the Financial Statements is true and correct as of the dates indicated therein. The Sellers have good and marketable title to all of the Inventory free and clear of all Encumbrances. Except as set forth on Schedule 4.14, none of the Inventory is toll inventory or on consignment. The Inventory consists, and will consist as of the Closing Date, solely of inventories of good and merchantable quality and of the kind and quality regularly and currently used in the Business consistent with the accounting principles set forth on Exhibit 4.9.

4.15	Litigation.  Except as set forth on Schedule 4.15, there is
no Proceeding pending or, to the knowledge of Sellers, threatened which relates to the Business or the Purchased Assets. There is no action, proceeding or investigation pending or threatened, which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

4.16	Compliance with Laws.  Except as set forth on Schedule 4.16
and Section 4.18, each of the Sellers is in compliance in all material respects with all applicable statutes, laws and Governmental Requirements pertaining to the Business and the Purchased Assets, and none of the Sellers has received notice of any violation of any such statutes, laws or Governmental Requirements, including, without limiting the generality of the foregoing, any notice from any Governmental Authority having jurisdiction over such Seller as to any violation of any building, fire, health, immigration or other Governmental Requirement pertaining to the Business or the Purchased Assets.

4.17	Permits, Licenses and Authorizations. Schedule 4.17(A)
attached hereto is a complete list of all material permits, approvals, consents, licenses, franchises and other governmental authorizations held by Sellers and required for the conduct of the Business. Except as set forth on
Schedule 4.17(B) or referred to in the March 1999 Phase I Environmental Site Assessment Report prepared by Conestoga-Rovers & Associates, Sellers possess all material permits, approvals, consents, licenses, franchises and other governmental authorizations that Seller reasonably believes are necessary for the Business and the use and occupancy of the Purchased Assets.

4.18	Environmental Matters.

(b)	Sellers have made available to Purchaser certain documents
regarding environmental matters at the Facilities some of which are listed in the March 1999 Phase I Environmental Site Assessment Reports prepared by Conestoga-Rovers & Associates (the "Environmental Disclosure Documents"). These Environmental Disclosure Documents indicate, among other things, that contamination is present at the Facilities. Sellers make no representation and warranty regarding the completeness of the information contained in the Environmental Disclosure Documents made available to Purchaser regarding environmental matters but, to the knowledge of Sellers, none of such information is materially inaccurate insofar as it addresses current conditions at the property at the time of Closing.

(c)	AMP has identified and is remediating groundwater
contamination beneath the Real Property under the direction of the Pennsylvania Department of Environmental Protection ("PADEP"). AMP agrees to complete the remediation at its sole expense until the concentrations of constituents remaining in the groundwater meet Pennsylvania standards applicable to industrial property and AMP obtains approval from the PA DEP, either expressly or by operation of law, with respect thereto.

(d)	 Except as set forth in the Environmental Disclosure
Documents, none of the Sellers has been charged with or received any written notice of, the failure to comply with, any Environmental Law pertaining to the Business or the Purchased Assets, or the operation, conduct or occupancy thereof.

4.19	Absence of Certain Payments.  To the knowledge of Sellers,
none of the Sellers, nor any of its Representatives, or other people acting on behalf of any of them, have with respect to the Business (a) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or decree, directive or order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority.

4.20	Products; Product Warranties.

(b)	A form of each product warranty relating to products
manufactured or sold by Sellers and relating to the Business at any time during the two-year period preceding the date of this Agreement has been delivered to the Purchaser.

(c)	Schedule 4.20 sets forth a true and complete list of (A) all products manufactured, marketed or sold by Sellers and relating to the Business that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years (for purposes of this paragraph, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (B) all Proceedings (whether completed or pending) at any time during the past five three (3) years seeking the recall, withdrawal, suspension or seizure of any product sold the Business.

(d)	Except as set forth on Schedule 4.20, Sellers are not aware
of any defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by the Business during the past three (3) years or any defect in repair to any such products which could give rise to any claims in excess of historical warranty expenses; provided, however, that for purposes of this paragraph improvements made to products in the ordinary course of business shall not be interpreted as an indication of the existence of any defects.

(e)	Except as set forth on Schedule 4.20, the warranty expenses
and other unreimbursed repair, maintenance and replacement expenses incurred by the Business for the 12 months ending December 31, 1998 will not exceed (as a percentage of sales) the annual average of such expenses for the most immediate three preceding years, and Sellers have no knowledge of any circumstances which are likely to cause such warranty and other expenses to increase in the future.

(f)	Except as provided in any of the standard product warranties described in paragraph (a) of this Section and as otherwise set forth on
Schedule 4.20, Sellers have not sold any products or services which are subject to an extended warranty of Seller beyond twelve (12) months and which warranty has not yet expired.

4.21	Software.

(a)	For purposes of the Agreement, "Year 2000 Compliant" shall
mean the ability to operate, including but not limited to in connection with the manufacture, transportation, or delivery of any products or services, (i) in the year 2000 and later with four digit date capability, or (ii) fault-free in the processing of date and date-dependent data (including, but not limited to, calculating, comparing and sequencing), or (iii) with appropriate encoding so that the date progression within, form, into and between centuries (including, without limitation, the 20th and 21st centuries) shall not adversely affect performance. Except as set forth above, Sellers hereby disclaim any representation warranty with respect to year 2000 software.

(b)	Notwithstanding anything contained in this Agreement to the
contrary, Seller makes no representation or warranty (express or implied) to Purchaser, and hereby disclaims any and all liability, that (i) any of the Assets, or (ii) any aspect of the Business, or (iii) any goods or services sold or provided by Seller to any party, or any aspect thereof, is or will be Year 2000 Compliant. Purchaser agrees to accept all the Assets and all the Assumed Liabilities subject to such disclaimer, and Seller shall not in any way be in violation of any of its representations, warranties or obligations contained in this Agreement, or any document or instrument provided pursuant to this Agreement, for any failure of any of the foregoing to be Year 2000 Compliant.

(c)	AMP has informed Purchaser regarding, and AMP agrees for a
period of twelve months following the Closing to notify Purchaser about, any material non-compliance that AMP has learned with respect to the Purchased Assets or Seller's Year 2000 Compliance as it relates to the Business.


	5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

5.1	Organization.  Purchaser is a corporation duly organized,
validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser is duly qualified to transact business and is in good standing in all jurisdictions where the nature of the business transacted by Purchaser or the character of the properties owned by Purchaser would require such qualification. Purchaser has all power and authority

(b)	to own its property and to carry on its operations as now
conducted by it; and

(c)	to execute this Agreement, to carry out the transactions
contemplated by this Agreement, and to perform its obligations hereunder.

5.2	Corporate Action; Legal, Valid and Binding Agreement.  All
action of Purchaser necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant hereto to Sellers and the transactions contemplated hereby has been properly taken, and resolutions of the Board of Directors of the Purchaser certified by the Secretary or an Assistant Secretary of Purchaser and in form satisfactory to counsel for Sellers, shall be delivered at the Closing to Sellers. Upon execution and delivery, this Agreement will constitute a legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.

5.3	No Violation.  Except as set forth in Schedule 5.3 attached
hereto, neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under, (a) any term or provision of the Articles of Incorporation or the By-laws of Purchaser, (b) any agreement or commitment to which the Purchaser is bound, (c) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of the Purchaser, or (d) any judgment, or Governmental Requirement, or any statute or law applicable to Purchaser. Except for any filings required under the HSR Act [which have been completed], or as set forth on Schedule 5.3, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.4	Litigation.  There is no Proceeding pending or threatened
which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

5.5	Financing.  Purchaser has received a commitment from PNC
Bank to provide financing to Purchaser pursuant to a letter dated December 4, 1998 (the "Bank Commitment") and Purchaser has no knowledge of any issue that would cause a problem or prevent the Purchaser from obtaining the financing provided for in the Bank Commitment on the current terms thereof.

5.6	Environmental Matters.  Throughout the period that Sellers'
indemnification obligations continue under Section 9.3, Purchaser represents and warrants that it (i) will use its best efforts to comply in all material respects with all Environmental Laws applicable to the use, storage or presence of Hazardous Substances on the Real Property; (ii) will not dispose of or allow disposal of any Hazardous Substance on the Real Property; (iii) will not use, without prior written approval by AMP, any materials on the Real Property that have been identified as present in the soil and groundwater at the Real Property and are currently being or will be remediated by Sellers; and (iv) will use best management practices in handling Hazardous Substances on the Real Property.


	6.  ACCESS AND CONFIDENTIALITY.

6.1	Access to Properties and Records.  Purchaser, through its
Representatives and such other advisers as may be selected by Purchaser, shall promptly upon the execution and delivery of this Agreement and through the Closing Date have access upon reasonable notice during normal business hours (which access shall not be materially disruptive to or unreasonably interfere with any business or operations of Sellers) to all premises and operations of Sellers used in the operations of the Business and to their officers and employees for the purpose of its due diligence (including but not limited to environmental due diligence) examination of all of the Purchased Assets and other relevant records, papers and information relating to the operations of Business. Sellers shall cooperate fully and will arrange for the cooperation of their employees and their independent certified public accountants, and will comply with all reasonable requests for data, information and access. Upon the reasonable request of Purchaser, copies of such records, papers and information shall be promptly furnished.

6.2	Environmental Matters.

6.2.1	Purchaser=s Environmental Assessment.

(a)	Prior to the date of this Agreement, Purchaser, at
Purchaser's sole expense and with Sellers' permission, was permitted to cause environmental audits of the Facilities to be conducted in order to assess the presence of Environmental Conditions at the Real Property and disposition of Hazardous Substances and compliance with Environmental Laws (the
AEnvironmental Assessment@).

(b)	Purchaser and its Representatives were authorized by AMP to
enter the Facilities to perform the Environmental Assessment, upon the following conditions:

(1)	Purchaser will provide to AMP a work schedule for the
environmental audit no later than five (5) days before commencing any work on any of the Facilities;

(2)	Purchaser will schedule the field work on the
Facilities at a time that is reasonably acceptable to AMP;

(3)	The Environmental Assessment will not unreasonably
interfere with Sellers' activities at the Facilities;
and

(4)	Sellers' Representatives may be present at all times
when Purchaser is performing the Environmental
Assessment, and Purchaser's Representatives will provide split samples upon Sellers' request and at Sellers= expense.

(c)	Purchaser and its Representatives agreed to use reasonable
care in conducting the Environmental Assessment on the Facilities and will restore the Facilities to their condition prior to the Environmental Assessment, reasonable wear and tear excepted. If Purchaser installed groundwater monitoring wells, Purchaser will obtain AMP's approval before removing them.

(d)	Purchaser and its successors and assigns will indemnify and
hold Sellers and their successors and assigns from and against any and all Losses, as defined in Section 9.2, resulting from or related to Purchaser's or its contractor's performance of the Environmental Assessment, provided that Sellers give prompt notice to Purchaser of any claim of which Seller has knowledge and cooperates fully in the defense. Such indemnity and defense obligations will survive any termination of this Agreement with or without the contemplated Closing having occurred.

(e)	Purchaser agrees to keep all information received concerning the environmental condition of the Facilities in strict confidence for the benefit of Sellers with the same degree of care as it accords to its own confidential information. Except as required by law, Purchaser will not disclose such information to anyone other than Purchasers' Representatives, whom Purchaser agrees to place under the same confidentiality obligation.

6.2.2	Sellers= Post-Closing Remediation.

(a)	Following the Closing and subject to this Section 6.2.2,
Purchaser agrees to allow AMP and its agents or contractors to enter the Real Property at reasonable times and upon reasonable notice to (i) determine compliance with this Agreement; (ii) conduct groundwater remediation ("Groundwater Remediation"); and (iii) conduct any other environmental assessments, remediation or other activities contemplated by this Agreement including, but not limited to, any activities undertaken relating to any contamination or Environmental Condition identified or described in in the Environmental Disclosure Documents, the March 1999 Phase I Environmental Site Assessment Reports prepared by Conestoga-Rovers & Associates for the AMP Incorporated Signal Conditioning Products Division, Elizabethtown, Pennsylvania Facility and the AMP Denmark Helsingrr, Denmark Facility, and/or in the reports of the Phase II Environmental Site Assessments performed by Conestoga-Rovers & Associates in accordance with its Phase II Environmental Site Assessment proposal dated March 8, 1999.

(b)	Following the Closing, Purchaser agrees to cooperate fully
with AMP in seeking approval by PADEP of the cleanup methods and standards proposed by AMP. If PADEP requires, as a condition to approval of cleanup standards proposed by AMP, that a notice of restriction limiting use of the property to non-residential uses be placed on the deed to the Real Property, Purchaser will execute such notice and allow it to be recorded at AMP=s expense.

(c)	Subject to obtaining any required permission of the landlord for the Denmark Property, AMP and its Representatives are authorized to enter the Facilities to perform or continue the Groundwater Remediation or other activities contemplated by this Agreement, upon the following conditions:

(1)	AMP will have access to the property, without prior
notice to Spectrum for (A) routine operation and maintenance activities related to the groundwater extraction, monitoring and remediation network and (B) sampling of groundwater;

(2)	With respect to any additional remediation activities
associated with the Groundwater Remediation or other activities not addressed in clause (c)(1) above:

(i)	AMP will provide to Purchaser a work schedule
for the environmental audit no later than five
(5) days before commencing any work on any of the Facilities;

(ii)	AMP will schedule any such activities at a time
that is reasonably acceptable to Purchaser;

(3)	The Groundwater Remediation and any other activities
of AMP will not unreasonably interfere with Purchaser=s operation of the Business at the Facilities; and

(4)	Purchaser=s Representatives may be present at all
times when AMP is performing any Groundwater
Remediation or other activities, and AMP's
Representatives will provide split samples upon Purchaser=s request (and at Purchaser=s expense).

(d)	AMP and its Representatives will use reasonable care in
conducting the Groundwater Remediation and any other remediation activities contemplated by this Agreement and, subject to Section 6.2.2(b) above and
Section 9.6, will restore the Facilities to their condition prior to the Groundwater Remediation or other such activities, reasonable wear and tear excepted. With respect to the existing groundwater treatment facilities, AMP will obtain Purchaser=s approval before removing them.

(e)	AMP and its successors and assigns will indemnify and hold
Purchaser and its successors and assigns from and against any and all Losses resulting from or related to AMP's or its contractor's performance of the Groundwater Remediation or any other remediation activities, provided that Purchaser gives prompt notice to AMP of any claim of which Purchaser has knowledge and cooperates fully in the defense. Such indemnity and defense obligations will survive any termination of this Agreement with or without the contemplated Closing having occurred.

(f)	AMP agrees to keep all information received concerning the
environmental condition of the Facilities in strict confidence for the benefit of Purchaser with the same degree of care as it accords to its own confidential information. Except as required by law, AMP will not disclose such information to anyone other than AMP's Representatives, whom AMP agrees to place under the same confidentiality obligation.

(g)	Following the Closing, Purchaser agrees not to use or allow
any other party to use the groundwater beneath the Real Property unless and until PADEP approves such use after the current remediation is complete.

(h)	AMP will have continuing access to the Real Property
following Closing, upon notice to Purchaser, to perform or complete plumbing and related work to separate the remediation system discharge from the facility wastewater discharge. AMP will conduct such work in a manner that minimizes interference with Purchaser's operations.

6.3	Confidentiality by Purchaser; Return of Information.  All
information acquired by or on behalf of Purchaser about or relating to Sellers and the Purchased Assets which is not (i) generally known to the public, (ii) previously known by Purchaser before the negotiation of the transactions contemplated herein, or (iii) subsequently disclosed to Purchaser by a person or entity other than Sellers having the right to disclose such information without violation of a covenant of confidentiality, shall be treated as confidential information and shall not be disclosed or used by Purchaser or its employees, attorneys, accountants, lenders, appraisers or other agents or professional consultants and advisers, at any time from the date such information was received (whether before, after or contemporaneously with the execution of this Agreement) until three (3) years after the Closing, or if the Closing does not occur, at any time after the date hereof, except for the disclosure or use of any such information as may be reasonably necessary (i) in connection with any lawsuit or arbitration arising out of this Agreement,
(ii) in connection with any judicial or administrative filing, investigation or proceeding or otherwise with or by a governmental agency or (iii) as otherwise may be required by law. If the transactions contemplated hereunder are not consummated for any reason, Purchaser agrees to promptly return to Sellers or destroy, at Sellers' discretion, all copies of any confidential information acquired by or on behalf of Purchaser in the investigation of the Business, except for those exceptions (i), (ii), and (iii), set forth in the immediately preceding sentence.

6.4	Access to Records After the Closing.  From and after the
Closing, Sellers and their Representatives shall be allowed, upon reasonable notice during normal business hours, to inspect and copy at their expense the business records and accounts of Purchaser pertaining to (i) all matters as to which any Seller is required to provide indemnification pursuant to this Agreement, and (ii) any transactions of Sellers occurring or assets of Sellers held at the Facilities, at and through the Closing Date. Purchaser agrees not to destroy or abandon any such business records or accounts for a period of four (4) years following the Closing and to destroy such business records or accounts only upon thirty (30) days' advance written notice to AMP for an additional period of two (2) years thereafter. If AMP requests the surrender of such records or accounts, then Purchaser shall surrender, at AMP's expense, such records or accounts so requested rather than proceeding with such destruction.

From and after the Closing, Purchaser and its Representatives shall be allowed, upon reasonable notice during normal business hours, to inspect and copy at its expense the records of Sellers relating exclusively to the Business through the date of the Closing not transferred to Purchaser, including, without limitation, all financial records and tax returns of Sellers relating directly to the Business. Subject to Sellers' records retention policies, each of the Sellers agrees not to destroy or abandon any such records for a period of four (4) years following the Closing and to destroy such records only upon thirty (30) days advance written notice to Purchaser for an additional period of two (2) years thereafter. If Purchaser requests the surrender of such records, then Sellers shall surrender, at Purchaser's expense, such records so requested rather than proceeding with such destruction.


	7.  CONDITIONS PRECEDENT TO CLOSING

7.1	Conditions to Each Party's Obligation to Close.  The
respective obligations of each party to consummate the transactions provided for in this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(b)	Any waiting period applicable to the consummation of
the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of such transactions, which action shall have not been withdrawn or terminated.

(c)	No temporary restraining order, preliminary or
permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the transactions provided for in this Agreement shall have been issued and remain in effect.

(d)	Each of Sellers and Purchaser shall have obtained such
consents from third parties and Governmental Authorities, in addition to under the HSR Act, as shall be required and which are material to Sellers and Purchaser and to consummation of the transactions contemplated hereby, and each is listed on Schedule 7.1(C).

7.2	Conditions Precedent to the Obligation of Purchaser to
Close. The obligation of Purchaser to consummate the transactions provided for in this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions precedent:

(b)	Sellers shall have delivered access to and possession
of all of the Purchased Assets to Purchaser and shall have delivered to Purchaser such fully executed instruments of assignment, transfer and conveyance as are necessary in the opinion of, and satisfactory in form to, counsel to Purchaser to transfer good and marketable title to all of the Purchased Assets to Purchaser in accordance with the provisions of this Agreement.

(c)	The representations and warranties of Sellers
contained in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on the Closing Date as if made on that date. All covenants, agreements and obligations and all conditions precedent on the part of Sellers to be performed hereunder and under the Danmark Purchase Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(d)	Sellers (other than AMP Danmark) shall have delivered
to Purchaser a certificate executed by an officer or, in the case of an Affiliate, an officer or a director of each of the Sellers dated as of the Closing Date stating that (i) all representations and warranties made by Sellers contained in this Agreement are true, complete and accurate as of the Closing as if made on and as of such date, (ii) all terms, covenants (to the extent required to be performed prior to the Closing), conditions and provisions of this Agreement and the Danmark Purchase Agreement to be met by Sellers have been complied with, and (iii) the condition to Purchaser's obligations to close set forth in Section 7.2(h) below has been satisfied (together with such evidence with respect to the Annualized Business Revenues as Purchaser may reasonably request).

(e)	Purchaser shall have received a favorable opinions
from John A. Roda, Senior Counsel of AMP, dated the Closing Date, substantially in form and substance as set forth in Exhibit 7.2(d) attached hereto.

(f)	[RESERVED]

(g)	Purchaser shall have obtained the Title Policies
insuring Purchaser=s fee title interest in and to each parcel of Real Property, and the Surveys, as more particularly described in Section 8.6 hereof.

(h)	The Purchaser's due diligence review of the Business
and the Purchased Assets provided for in Sections 6.1 and 6.2 of this Agreement shall have been satisfactory to Purchaser in its sole discretion.

(i)	The Annualized Business Revenues shall equal or exceed
$27,000,000.

(j)	Purchaser shall have obtained financing for the
transactions contemplated by this Agreement substantially in accordance with the Bank Commitment.

(k)	AMP shall have executed and delivered to Purchaser the
Mutual Supply Agreement, the Technical Services Agreement and the
Manufacturing and Assembly Agreements (collectively, the "Additional
Agreements").

(l)	All conditions to Purchaser=s purchase of the AMP
Danmark Assets from Seller pursuant to the Danmark Purchase Agreement shall have been satisfied. The failure of any condition to such purchase, including, a condition giving rise to a right of Purchaser to elect not to consummate, shall cause this condition precedent not to have been satisfied.

Purchaser shall have the right, exercisable in its sole discretion, to waive any one or more of the foregoing conditions, and to proceed with the Closing, or to terminate this Agreement.

7.3	Conditions Precedent to the Obligation of the Sellers to
Close. The obligation of Sellers to consummate the transactions provided for in this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions precedent:

(b)	The representations and warranties of Purchaser
contained in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on the Closing Date as if made on that date. All covenants, agreements and obligations and all conditions precedent on the part of Purchaser to be performed or complied with hereunder and the Danmark Purchase Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

(c)	Purchaser shall have delivered to Sellers a
certificate executed by the Vice President and CFO of Purchaser dated the Closing Date stating that (i) all representations and warranties made by Purchaser and contained in this Agreement are true and accurate as of the Closing, and (ii) all terms, covenants (to the extent required to be performed prior to the Closing), conditions and provisions of this Agreement and the Danmark Purchase Agreement to be met by Purchaser have been complied with.

(d)	Purchaser shall have delivered to Sellers good and
sufficient instruments, satisfactory in form to counsel to Sellers, evidencing the assumption by Purchaser of the Assumed Liabilities.

(e)	Sellers shall have received a favorable opinion from
Hodgson, Russ, Andrews, Woods & Goodyear, attorneys for Purchaser, dated the Closing Date, substantially in form and substance as set forth in
Exhibit 7.3(d) attached hereto.

(f)	Purchaser shall have delivered the Purchase Price to
Sellers.

(g)	Purchaser shall have executed and delivered to AMP the
Additional Agreements.

(h)	All conditions to Purchaser=s purchase of the AMP
Danmark Assets from AMP Danmark pursuant to the Danmark Purchase Agreement shall have been satisfied. The failure of any condition to such purchase, including a condition giving rise to a right of AMP Danmark to elect not to consummate, shall cause this condition precedent not to have been satisfied.

(i)	Purchaser shall have delivered to Sellers a
Pennsylvania Sales and Use Tax Exemption Certificate.

Sellers shall have the right, exercisable in their sole discretion, to waive any one or more of the foregoing conditions and to proceed with the Closing, or to terminate this Agreement.


	8.  ADDITIONAL AGREEMENTS

8.1	Bulk Sales Laws. The parties hereto waive compliance with
the bulk transfer provisions of the Uniform Commercial Code as adopted in any state relevant to the transactions provided for in this Agreement. Sellers warrant and agree to pay when due and discharge (a) all claims of creditors and all taxes and interest and penalties and all other liabilities of whatsoever nature which do not constitute Assumed Liabilities and which could be collected from Purchaser by reason of such noncompliance, and (b) all sales, value added and other Taxes owing by Sellers in respect of the operation of the Business of Sellers through the Closing, and Sellers shall jointly and severally indemnify Purchaser against and hold it harmless with respect to any liability, loss or expense (including without limitation attorney's fees) incurred or suffered by Purchaser by reason of the failure of Seller to pay or discharge such claims or taxes and interest and penalties thereon.

8.2	Further Assurances.  After the Closing, each of the parties
hereto agrees to take whatever further action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by the other in order to fulfill the purposes and the intent of this Agreement.

8.3	Brokerage Commissions and Fees.  Purchaser and Sellers
represent and warrant to each other that all negotiations between them have been carried on by them directly, each with the other, or with the others' counsel, accountants or business consultants, without the intervention of any third person and that there are no brokers' commissions, finder's fees or other payments of like nature payable to any person except for Fleck Research, a Division of Global Connector Research Group ("Fleck") (which has acted on behalf of Purchaser). Purchaser agrees to indemnify and hold harmless Sellers from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, all legal expenses) attributable to any claim, liability or obligation for any brokers' commission, finder's fees or other payment of like nature which arises from any contract or agreement or obligation on the part of the Purchaser with any broker, finder or like person (including Fleck). Sellers jointly and severally agree to indemnify and hold harmless Purchaser from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, all legal fees and expenses) attributable to any claim or liability or obligation for any brokers' commissions, finder's fees or payment of like nature which arises from any contract, agreement or obligation on the part of Sellers with any broker, finder or like person.

8.4	Operation of the Business Prior to Closing.  Prior to the
Closing, Sellers:

(b)	shall operate the Business in the usual, regular and
ordinary course of business (except with the prior written consent of Purchaser);

(c)	shall protect the Purchased Assets from the elements and
maintain the Purchased Assets in good operating condition and repair;

(d)	shall maintain the books, accounts and records of Sellers in the usual, regular and ordinary manner on a basis consistent with past practice; and

(e)	shall not take or permit any action which would cause any of the representations and warranties of Sellers set forth in Article 4 hereof to be untrue as of the Closing Date.

8.5	Public Statements.  Purchaser and AMP agree to cooperate,
prior to the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement, and no press releases or other public statements shall be issued prior to the Closing without the joint consent of Purchaser and AMP (except as may be required by law and, in any such event, only after consultation with the other party).

After the Closing, Sellers and Purchaser shall jointly notify all customers of the Business that (i) the transactions contemplated by this Agreement have occurred and (ii) effective immediately Sellers are no longer designing and manufacturing the Product Lines. Sellers and Purchaser shall cooperate in addressing specific customer requests or to facilitate timely completion of work-in-process on terms to be mutually agreed upon.

8.6	Matters Relating to Real Property.

(b)	Purchaser shall obtain, at Purchaser's sole cost and
expense, a commitment from Chicago Title Insurance Company or any other title insurance company acceptable to Purchaser (the "Title Company") for the issuance of an American Land Title Association ("ALTA") extended coverage owner's policy of title insurance (including mechanics' lien coverage) for each parcel included in the Real Property in the amount set forth on
Schedule 8.6 setting forth the status of title to each such parcel (individually a "Title Commitment" and collectively the "Title Commitments"). The Title Commitments shall be accompanied by true, complete and legible copies of all Encumbrances identified therein. At Closing, the policies to be issued pursuant to the Title Commitments (individually a "Title Policy" and collectively the "Title Policies") shall insure that Purchaser has good, marketable and indefeasible title to such Real Property, subject only to those Encumbrances accepted by Purchaser pursuant to paragraph (c) of this
Section 8.6 ("Permitted Title Encumbrances"), and shall include such additional coverages and endorsements as Purchaser may reasonably require (collectively the "Endorsements"). At the Closing, Purchaser shall pay all premiums for the issuance of the Title Policy and the Endorsements, and AMP shall deliver to the Title Company such affidavits, indemnities and other documentation as shall be necessary to enable the Title Company to issue the Title Policies with the Endorsements subject only to Permitted Title Encumbrances.

(c)	Purchaser shall obtain, at Purchaser=s sole cost and
expense, surveys covering each parcel included in the Real Property (individually a "Survey" and collectively the "Surveys"), dated subsequent to this Agreement, each of which shall be prepared by a surveyor duly licensed under the laws of Pennsylvania and approved by Purchaser. Each survey (A) shall be in form and substance satisfactory to the Purchaser and the Title Company, (B) shall be prepared in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by ALTA and the American Congress on Surveying & Mapping and (C) shall be certified to Purchaser and the Title Company using a form of certification acceptable to Purchaser.

(d)	Immediately following the Purchaser's receipt of the Title
Commitment or all of the Surveys, whichever is later, Purchaser shall notify AMP in writing (the "Defect Notice") of any unacceptable Encumbrances or other matters disclosed by either the Title Commitments or the Surveys (individually a "Disapproved Encumbrance" and collectively the "Disapproved Encumbrances"). AMP agrees to use commercially reasonable efforts to eliminate the Disapproved Encumbrances or otherwise resolve the Disapproved Encumbrances to the satisfaction of Purchaser on or before the Closing Date. If AMP elects not to cause any Disapproved Encumbrance to be eliminated or otherwise resolved, Purchaser shall have the right, in its sole discretion to notify AMP of Purchaser's election to either waive such objection and proceed with the Closing, or to terminate this Agreement. Absent any notice from Purchaser prior to Closing, Purchaser shall be deemed to have elected to waive any Disapproved Encumbrance.

8.7	Expenses; Sales Tax; Transfer Tax; Proration.  Whether or
not the Closing is consummated all costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement, including but not limited to HSR Act fees and legal and accounting fees and expenses, shall be paid by the party that incurs such costs and expenses except as expressly provided for in this Agreement. Sellers and Purchaser shall each be responsible for payment of fifty percent (50%) of any Taxes generated by the completion of the purchase of the Purchased Assets contemplated by this Agreement including but not limited to the transfer of the Real Property to Purchaser. All utilities, real property taxes and other similar charges relating to the Facilities shall be prorated as of the Closing Date.

8.8	Employee Matters.

(b)	Purchaser agrees that it will offer employment to not less
than ninety percent (90%) of the employees of the SCPD other than the Excluded Employees (the "Retained Employees"), which employment will commence on the day following the Closing Date. Purchaser shall determine in its sole discretion which employees of the SCPD to hire. Purchaser will provide wages and benefits to the Retained Employees that are comparable, in the aggregate, to the compensation and benefits received by the Retained Employees from Sellers effective on the Closing Date. Purchaser further agrees that, for any Retained Employee hired by Purchaser whose employment is subsequently terminated by Purchaser within one (1) year after the Closing Date, Purchaser shall pay severance to such individual in an amount equal to one week's standard wages or salary for each year of service by such Retained Employee, determined by giving credit to his or her years of service with a Seller with a minimum of two (2) weeks wages or salaries. After such one year period, any severance rights of the Retained Employees shall be determined solely under, and in accordance with, the Purchaser's employment policies as they may exist from time to time. With respect to employees of Sellers who are hired by Purchaser as of the Closing, Purchaser and Sellers agree to cooperate fully in the transition of any such employees to employment with Purchaser. Nothing contained in this Section shall be construed to affect any right Purchaser or its Affiliates may have after the Closing to terminate the employment of any Retained Employee at any time.

(c)	On or before the Closing Date, Sellers will amend any
Employee Pension Benefit Plan covering employees of the SCPD to provide for 100% vesting or a 100% nonforfeitable right of such employees in their accrued benefits under such Plans as of the Closing Date. In accordance with the terms of any Employee Pension Benefit Plan and the requirements of law, the Plan Administrator of such Plan will communicate with the affected employees regarding their rights upon termination of employment with the Sellers. With respect to any Employee Pension or Welfare Benefit Plan of Purchaser, solely for the purposes of satisfying the service requirements, if any, to participate in such plans and to vest in benefits payable under such plans (but not for purposes of computing the amount of the benefits, or the existence of a benefit, under such plans), Purchaser will treat service by each of the Retained Employees with Sellers as service under such plans; provided that such service shall not be recognized to the extent that such recognition would result in duplication of benefits (or is not recognized for such purposes under Purchaser's plans). For 1999 Purchaser shall honor all personal and vacation days that Retained Employees would have been entitled to with Sellers if the transactions provided for in this Agreement had not occurred, and any Retained Employee whose service with Sellers entitles him or her to five (5) weeks vacation with Sellers shall be entitled to five (5) weeks vacation with Purchaser in 1999 (to the extent not taken prior to the Closing Date) and thereafter. Subject to the foregoing, beginning in 2000, Purchaser will treat service by each of the Retained Employees with Sellers as service under the vacation policy or arrangement established or maintained by Purchaser for employees of the SCPD generally after the Closing Date, solely for the purpose of determining the accrual of vacation time after the Closing Date.

(d)	Except for Purchaser's agreements in Section 8.8(a),
Purchaser shall not have any obligation to employ or offer employment to any employee of Seller following the Closing. Except for Purchaser's agreement in
Section 8.8(b), after the Closing, nothing herein expressed or implied shall confer upon any former employee of Seller, or any union, collective bargaining agent or other Person any rights or remedies (including, but not limited to, any right to employment, or continued employment, for any specified period) or any right to any particular benefits in connection with any employment of any nature or kind whatsoever under or by reason of this Agreement.

(e)	AMP shall be responsible for providing prior to the Closing
Date all notices and other communications to employees of Seller which may be required under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and AMP Danmark shall be responsible for providing any comparable notice required under Denmark law. AMP shall offer, or cause to be offered by any entity (or division or operation thereof) which has employees who would be treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes AMP ("Continuation Coverage", as that term is defined in Part 6 of ERISA and Section 4980B of the Code (such statutory provisions and successors thereto are referred to herein collectively as "COBRA") to individuals who would be eligible to elect such coverage if the transaction contemplated by this Agreement is treated as a "Qualifying Event" (as that term is defined in COBRA) with respect to such employees of AMP as a result of the transaction contemplated by this Agreement. Sellers shall provide, or cause to be provided, all applicable notifications of any conversion rights or privileges available under any Employee Welfare Benefit Plan sponsored by Sellers which arises as a result of the transaction contemplated by this Agreement and no exception to such coverage is otherwise available. Purchaser shall assume no obligations or liabilities whatsoever in respect of workers' compensation severance, WARN Act, payroll and/or unemployment tax, pension, profit-sharing, health insurance, COBRA or other employee benefit liabilities in respect of any employees not employed by Purchaser at or after the Closing, and AMP agrees to indemnify Purchaser against any Losses incurred by Purchaser in connection therewith.

(f)	Notwithstanding the foregoing, Purchaser shall not offer to
hire or hire for five (5) years after the Closing Date, the following employees of the SCPD without the prior written consent of AMP: Grover Zweig, Charles Blichasz, Kristian Rasmussen and Ping Peng (collectively, the "Excluded Employees").

(g)	To the extent that the total PA Employee Cost exceeds
$61,675, then AMP shall pay Purchaser an amount equal to the excess.
Purchaser shall determine the total PA Employee Cost in good faith by no later than January 31, 2000 and notify AMP in writing of its determination. Any payment due hereunder shall be made within 10 business days after the delivery of such notice. For purposes hereof, "PA Employee Cost" shall mean the costs and expenses of all personal and vacation days of the SCPD Retained Employees of AMP accumulated, accrued or otherwise unpaid as of the Closing Date which Purchaser shall honor in 1999 after the Closing pursuant to Section 8.8(b).

8.9	Accounts Receivable.  The Purchaser agrees, upon Sellers'
request, to provide reasonable assistance to Sellers for ninety (90) days following the Closing in connection with Sellers' efforts to collect the accounts receivable of the Business but excluding those of AMP Danmark (which Purchaser is acquiring). Purchaser shall not be required to commence legal action against any party nor to cease doing business with any customer in connection with this Section 8.9. If any payment on the receivables shall be made to Purchaser, Purchaser agrees to deliver such payment to Sellers promptly. AMP agrees to reimburse, indemnify and hold harmless Purchaser from and against any and all liabilities, losses, costs and expenses whatsoever that may be suffered or incurred by Purchaser to Sellers or any third party, including, but not limited to, attorney's fees, arising out of or incurred with respect to Purchaser's efforts pursuant to this Section 8.9, except to the extent that such liabilities, losses, costs and expenses arise out of the willful misconduct or gross negligence of Purchaser.

8.10 Removal of Excluded Assets. Sellers agree that, prior to the Closing Date or within 60 days after the Closing Date, Sellers will, at their expense, remove from the Facilities all Excluded Assets without causing any material interference or disruption of the business or operations of Purchaser or resulting in any cost to Purchaser. Seller will provide Purchaser with five (5) days notice prior to removing any Excluded Assets.

8.11	Non-Competition and Nondisclosure.

(b)	As an inducement for Purchaser to enter into this Agreement
and the consideration to be paid under this Agreement, AMP agrees that:

(i)	For a period of three (3) years after the Closing:

(A)	AMP will not compete against Purchaser, directly or
indirectly through any Affiliate, in the design and manufacture of the Product Lines; provided, however, that during such 3-year period, AMP may acquire an interest in an entity the business of which includes, and will continue to include, the design and manufacture of the Product Lines (AAfter Acquired Company@); provided, further, however, that the revenues earned by any such After Acquired Company in its fiscal year immediately preceding any such acquisition, from the design and manufacture of the Product Lines do not exceed fifteen percent (15%) of the total revenues earned by such entity for such period. AMP further agrees that (x) it shall notify Purchaser promptly upon the closing of the purchase of any such After Acquired Company (the AAcquisition Notice@) and (y) it shall negotiate exclusively and in good faith with Purchaser regarding Purchaser=s purchase of the shares or assets of such After Acquired Company that relate directly and exclusively to the Product Lines (the AAfter Acquired Assets@), on terms to be negotiated between AMP and Purchaser, for at least 90 days after receipt of the Acquisition Notice. For two years after the closing date of AMP=s purchase of the After Acquired Company (the AOption Period@), AMP further agrees that if during the Option Period, AMP has received a bona fide offer from a third party to purchase the After Acquired Assets (the "Bona Fide Offer") and desires to sell the After Acquired Assets to such third party, AMP shall first offer to sell the After Acquired Assets to the Purchaser, pursuant to a written notice to Purchaser accompanied by a complete copy of the Bona Fide Offer, and Purchaser shall have the option to purchase all, but not less than all of the After Acquired Assets for the purchase price and upon the terms set forth in the Bona Fide Offer.

Purchaser will have 30 days from the date of its receipt of the written offer from AMP as provided above to elect to purchase the After Acquired Assets. Election by the Purchaser shall be effected by sending written notice to AMP of such election prior to the expiration of such 30 day period. If the Purchaser exercises its option, the closing and sale of the After Acquired Assets to the Purchaser shall take place as soon as practicable after such exercise.

(B)	Nothing in this Agreement will prohibit AMP from
selling electrical, electronic or optoelectronic connection and interconnection devices, with or without the Product
Lines, provided that the Product Lines were not designed or manufactured, directly or indirectly, by AMP.

(C)	AMP will not, directly or indirectly through any
Affiliate of AMP, either for itself or any other Person, (w) for a period of 30 days after the Closing Date, hire any Retained Employee except with the prior written consent of Purchaser, (x) induce or attempt to induce any Retained Employee to leave the employ of Purchaser excluding, however, general solicitation through newspapers or other media, (y) in any way interfere with the relationship between Purchaser and any Retained Employee, (z) induce or attempt to induce any supplier or licensee of Purchaser to cease doing business with Purchaser, or in any way interfere with the relationship between any supplier or licensee of Purchaser.

(ii)	In the event of a breach by AMP or any Affiliate thereof of
any covenant set forth in Subsection 8.12(a)(i) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

(iii)	Each of AMP and Purchaser agrees that it will not, at any
time during or after the five year period, disparage, slander or libel the other party or the Business, or any of the other party's shareholders, directors, officers, employees or agents.

(c)	Each of the Sellers acknowledges and agrees that from and
after the Closing Date all confidential information used directly and exclusively in the Business that is known or obtained by Sellers ("Confidential Information") is the property of Purchaser. Therefore, each of the Sellers agrees that it will not, at any time, disclose to any unauthorized Person or use for its own account or for the benefit of any third Person any Confidential Information, whether such Seller has such information in the memory of its employees or embodied in writing or other physical form, without Purchaser's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of either Seller's fault or the fault of any other Person bound by a duty of confidentiality to Purchaser or either Seller.

(d)	If any Seller or Purchaser breaches the covenants set forth
in Paragraphs (a) or (b) of this Section 8.11, the other party will be entitled to the following remedies:

(i)	Damages from the breaching party;

(ii)	To offset against any and all amounts owing to the breaching party under this Agreement or any of the Additional
Agreements any and all amounts which Purchaser may claim under clause (i) above; and

(iii)	In addition to its right to damages and any other rights it
may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Paragraphs (a) and
(b) of this Section 8.11, it being agreed that money damages alone would be inadequate and would be an inadequate remedy for such breach.

The rights and remedies of the parties in this Paragraph (c) are cumulative and not alternative.

8.12	Mutual Supply Agreement.  At the Closing, Purchaser and AMP
will execute and deliver an agreement providing for (a) AMP to supply certain products to Purchaser and (b) Purchaser to supply certain products to AMP and its Affiliates in substantially the form attached hereto as Exhibit 8.12 ("Mutual Supply Agreement").

8.13	Transition Agreements.  At the Closing, Purchaser and AMP
will execute and deliver (i) an agreement providing for AMP to perform certain technical services for Purchaser in substantially the form attached hereto as
Exhibit 8.13 (A) ("Technical Services Agreement") and (ii) a Manufacturing and Assembly Agreement for Mexico in substantially the form attached hereto as
Exhibit 8.13 (B) and an Assignment of Supplier and Collaboration Agreement for Estonia in substantially the form attached hereto as Exhibit 8.13(C) (collectively, the "Manufacturing and Assembly Agreements").
8.14	Warranty Obligations.

(b)	Subject to Paragraph (b) of this Section 8.14 Purchaser
agrees to assume and satisfy all obligations of Sellers to repair or replace any product manufactured and sold by the Business or to give monetary credit under the terms and conditions of the product warranties delivered pursuant to
Section 4.20 hereof or described in Schedule 4.20 (the "Warranty
Obligations").

(c)	The Warranty Obligations shall not include any claim by any
customer of Sellers with respect to any product sold prior to the Closing Date for bodily injury, property damage or consequential or special damages arising out of any breach of warranty relating to such products, all of which shall be considered Retained Liabilities for purposes of this Agreement. Purchaser and Sellers shall consult and cooperate with each other regarding all warranty claims.

8.15	Consents and Best Efforts.

(b)	As soon as practicable, Purchaser and Sellers, as
applicable, will continue or commence as soon as practicable all reasonable action required hereunder to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any Person as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Purchased Assets, free of Encumbrances, by a date early enough to allow the sale hereunder to be consummated by the Closing Date including but not limited to:

(i)	Filing all notices and providing all information required
under the HSR Act; and

(ii)	Approval of the assignment of existing SCPD print positions
to Purchaser.

Purchaser and Sellers agree to use commercially reasonable best efforts to satisfy all conditions precedent to their respective obligations to consummate the transactions contemplated by this Agreement.

(c)	Sellers shall not, nor shall Sellers authorize any of their
Representatives, directly or indirectly, (i) to solicit, initiate or encourage the submission of any proposal by any Person with respect to, or which includes, a purchase of all or any significant portion of the assets of the Business, or any other transaction that would involve a change of ownership or control of any of the Purchased Assets ("Acquisition Proposal"), (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, AMP shall promptly notify Purchaser orally and in writing of (x) the receipt by either of the Sellers or any of their Representatives after the date hereof of any Acquisition Proposal, (y) the material terms and conditions thereof and
(z) the identity of the Person(s) who has made the Acquisition Proposal. The merger of AMP and Tyco, or the acquisition of AMP by Tyco, shall not violate this Section 8.15(b).

8.16	SEC Audit.  Sellers acknowledge that Purchaser is required
under Governmental Requirements to prepare or have prepared and report, audited financial statements for the Business in accordance with the rules and regulations of the Securities and Exchange Commission (collectively, "Audited Financials") within seventy-five (75) days after the Closing Date.

With respect to the foregoing Sellers and Purchaser agree as follows:

(b)	Each of the Sellers will assist and cooperate, and cause its accountants to cooperate, with Purchaser in connection with the Purchaser's efforts to prepare, complete and file the Audited Financials in a timely manner, pursuant to all Governmental Requirements. In that regard, each of the Sellers will make available to Purchaser and its Representatives at all reasonable times all financial and other books and records of such Seller, and cause its accountants to make available all of their work papers, which are relevant, necessary or advisable in order for Purchaser to complete and file the Audited Financials.

(c)	Purchaser shall pay or reimburse Sellers for all direct,
out-of-pocket costs and expenses incurred by such Seller or its Representatives in assisting and cooperating with Purchaser as provided for in Paragraph (a) hereof. Seller shall not pay, reimburse or otherwise be responsible for any costs and expenses of any kind whatsoever that may be incurred by Purchaser or its Representatives in connection with their completion of the Audited Financials.

8.17	Product Materials/AMP Mark.  The Purchaser is acquiring as
part of the Purchased Assets certain tools and dies and Sellers= stock of product literature, warranty statements, advertising and other materials that carry the AMP tradename or the AMP trademark (collectively, AProduct Materials@). The Purchaser agrees that, in connection with its use of the Product Materials, it will to the extent practicable sticker or otherwise cover the AMP name and mark prior to distribution or publication thereof, and AMP agrees that subject to such stickering or covering occurring, use of such Product Materials by the Purchaser will not violate any rights of AMP or any other Seller. With respect to (a) Product Materials, whether paper or in electronic form, and (b) products bearing the AMP name or mark and using tools or dies, in each case where stickering is not practicable, Purchaser shall, in good faith, use its commercially reasonable efforts to discontinue their use as soon as reasonably possible and, subject to the foregoing, Purchaser shall have the right to use such Product Materials, tools and dies for a one-year period following the Closing Date.

8.18	Denmark Purchase Agreement and Related Matters.

(a)	AMP Danmark and Purchaser have executed and delivered an
Asset Purchase Agreement, in the form of Exhibit 8.18 (the ADenmark Purchase Agreement@), pursuant to which, on the Closing Date, Purchaser shall purchase and acquire from AMP Danmark, and AMP Danmark shall sell, transfer and convey to Purchaser, the AMP Danmark Assets for the purchase price and upon such other terms and conditions, as are set forth in the Danmark Purchase Agreement.

(b)	AMP Danmark shall manage the AMP Danmark Bank Accounts prior to the Closing in the ordinary course of its business, and AMP Danmark and Purchaser shall cooperate in transferring ownership thereof (less any Excluded Assets) to Purchaser effective on the Closing Date. Any monies paid into the AMP Danmark Bank Accounts on the day following the Closing Date and thereafter shall be for the account of Purchaser.

(c)	In the event that the Denmark Payables exceed DKK 1,700,000, or if the Denmark Debt exceeds the aggregate amounts set forth on Schedule 1.1(B), or if the Denmark Employee Costs exceed DKK 2,800,000 then they shall constitute Retained Liabilities for purposes of this Agreement (and subject to an indemnification claim by Purchaser under Section 9.3).

8.19 Inventory held by AMP Affiliates. Prior to the Closing, AMP shall cause title and ownership of any Inventory owned by any Affiliate of AMP shown on Schedule 1.1(C) to be transferred to AMP to be sold hereunder to Purchaser as part of the Purchased Assets, free and clear of all Encumbrances.
 In addition, AMP shall (a) prior to or promptly after the Closing Date notify and direct each such Affiliate of AMP, which prior to the Closing owned any such Inventory, to hold it for the account and subject to the directions of Purchaser and (b) cause each of such Affiliates to maintain, protect and insure such Inventory for so long as such Inventory is in the Affiliate's possession. All such Inventory will be shipped F.O.B. AMP facility upon receipt of directions from Purchaser within a reasonable period of time.

8.20 Limited License. Seller grants to Purchaser a limited, non-exclusive, non-transferable, royalty-free license to use the Licensed Intellectual Property in the Business. With respect to Licensed Intellectual Property other than customized software, Purchaser shall use the Licensed Intellectual Property solely for the purpose of assisting Purchaser in the creation of its own manufacturing documentation, and this license for such limited purpose shall remain in effect for a term of 12 months from the Closing Date; upon expiration or termination of this license, or upon completion by Purchaser of its own documentation, whichever is earlier, Purchaser shall return to Sellers the Licensed Intellectual Property (other than customized software) and all copies thereof in Purchaser's possession. All Licensed Intellectual Property is provided to Purchaser on an "AS IS" basis and in the form used by Seller as of March 12, 1999. Purchaser acknowledges and agrees that Seller shall not, and shall have no obligation to, provide to Purchaser any updates made by Sellers to the Licensed Intellectual Property and that Seller shall not, and shall have no obligation to provide support to Purchaser with respect to use of the Licensed Intellectual Property. Purchaser shall not provide any Licensed Intellectual Property, or copies thereof, to any third party. Purchaser shall have no right to grant sublicenses to third parties hereunder, nor to disclose by any means the Licensed Intellectual Property to any third party, but shall maintain the Licensed Intellectual Property in confidence for the benefit of Sellers. Any modifications to the Licensed Intellectual Property which Purchaser desires to make shall be made only in the creation by Purchaser of its own documentation, and Purchaser shall have sole responsibility for all such modifications. Purchaser shall remove all references to "AMP", and AMP trademarks and/or service marks, and any AMP documentation in Purchaser's creation of its own documentation. In the event it becomes necessary that this limited license be extended or expanded, Purchaser shall notify Sellers and appropriate amendments agreeable to Purchaser and to Sellers shall be negotiated. Sellers also grants to Purchaser a limited, non-exclusive, non-transferable, royalty-free license to those historical drawings of the Product Lines which exist in microfilm and are in Sellers' possession, to use such drawings as needed by Purchaser in the Business. All expenses related to Purchaser's use of such drawings, including conversion from microfilm, shall be borne by Purchaser.

8.21	Drawings.

(a)	Purchaser grants to Sellers a limited non-exclusive, non-
transferable, royalty-free license to the trade secrets and confidential business information (as defined in "Purchased Intellectual Property"), to use such trade secrets and confidential business information as needed by Sellers for purposes of, and for so long as they are, (i) fulfilling any continuing obligation of Sellers to customers which are not assumed by Purchaser herein, or (ii) supplying product to Purchaser during the term of the Manufacturing and Assembly Agreements. This license shall include the right of Sellers to retain a copy of such trade secrets and confidential business information on its premises for the term of such license.

(b)	For the sole purpose of assisting Purchaser in the
transition of the Business from Sellers to Purchasers, Purchaser requests and Sellers agree that Sellers shall cooperate with Purchaser to include for a limited time on Sellers' Engineering Documentation Center (EDC) system an electronic copy of revised drawings made by Purchaser (on Purchaser's documentation) to the drawings which are part of the Purchased Intellectual Property. The purpose of inclusion of Purchaser's revised drawings on Sellers' EDC system is solely for access to such drawings by any Affiliate or division of AMP which is supplying product to Purchaser, and the parties agree that no other use of Sellers' EDC system shall be made and that such use shall last only until expiration or termination of the Manufacturing and Assembly Agreements. Purchaser agrees to, and hereby does, indemnify and hold Sellers' harmless from any and all losses, damages, and expenses, direct or indirect, and any and all suits or claims arising from the inclusion by Sellers of Purchaser's revised drawings on Sellers' EDC system or the use thereof. Sellers agree that they shall use the same degree of care to protect the confidentiality of Purchaser's revised drawings which are included in Sellers' EDC system as Sellers use to protect their own confidential drawings that are part of the system. Upon expiration or termination of the Manufacturing and Assembly Agreement, Purchaser's revised drawings will be removed from Sellers' EDC system and no further services shall be provided by Sellers with respect to Purchaser's drawings.

8.22	Software Licenses.   For any items computer software used in
the Business that any third party owns which are not included as ASoftware@ and identified on Schedule 4.8, Purchaser agrees to obtain a license to continue the use of such computer software or destroy all copies of such computer software in the possession of Purchaser within 60 days after the Closing Date. Purchaser agrees to indemnify and hold Sellers harmless for any losses resulting from any failure from Purchaser to obtain any such license pursuant to Purchaser=s indemnity obligations set forth in Section 9.7 of this Agreement titled "Intellectual Property and Software License Claims."


	9.  SURVIVAL AND INDEMNIFICATION

9.1	Survival of Representations, Warranties, Covenants and
Indemnities. The representations and warranties of the parties to this Agreement shall survive the Closing until the second anniversary of the Closing Date, at which time they shall terminate, except that (a) Sellers' representations and warranties set forth in Section 4.5 shall survive the Closing until all applicable statutes of limitation, as extended, shall have expired, (b) there shall be no time limitation on the representations and warranties of Sellers set forth in Section 4.7(b); and (c) any claims made prior to the second anniversary of the Closing Date with respect to any Loss (as hereinafter defined) arising out of any breach of any representation and warranty by any party, shall survive until the liability shall be finally determined. The covenants of the parties to this Agreement, and the indemnities with respect thereto, including but not limited to the covenants and indemnities set forth in this Article 9 and in Sections 8.1, 8.3, 8.8, 8.9, 8.11, 8.18, 8.19, 8.20 and 8.21 of this Agreement, shall survive the Closing until they have been fully satisfied or otherwise discharged.

9.2	Definitions.  For purposes of this Article 9:

"Losses" means all losses, damages (including, without limitation, punitive damages and consequential damages payable to a third party in connection with Third Party Actions, but otherwise excluding lost profits or consequential damages incurred by the Indemnified Person), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

"Indemnified Person" means any person entitled to be indemnified under this Article 9.

"Indemnifying Person" means any person obligated to indemnify another person under this Article 9.

"Purchaser's Indemnified Persons" means the Purchaser, their directors, officers, employees, stockholders and agents.

"Seller's Indemnified Persons" means Sellers, its directors, officers, employees, stockholders and agents.

"Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

9.3	Indemnification by Sellers.

(b)	Subject to the limitations in paragraph (b) below,
Sellers agree jointly and severally to defend, indemnify and hold harmless Purchaser's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(i)	resulting from or arising out of any breach of any of
the representations or warranties (other than those in Sections 4.2, 4.7(b) and 4.18) made by Sellers in or pursuant to this Agreement, the Danmark Purchase Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii)	resulting from or arising out of any breach of any of
the representations or warranties made by Sellers pursuant to Section 4.2 or 4.7(b));

(iii)	resulting from or arising out of any breach of any
covenant or agreement made by Sellers in or pursuant to this Agreement or the Danmark Purchase Agreement;

(iv)	except with respect to environmental matters addressed
elsewhere in this Agreement , in respect of any Retained Liability or any liability or obligation of Sellers not included in the Assumed Liabilities;

(v)	resulting from or arising out of any liability,
payment or obligation arising out of any Proceeding against the Sellers and any litigation or similar matter whether or not described or required to be described on Schedule 4.15.

(vi)	resulting from or arising out of any liability,
payment or obligation in respect of any Tax of any kind or description (including interest and penalties with respect thereto) attributable to the operation of the Business or the possession or use of the Purchased Assets for all periods, or portions thereof, ending on or before the Closing Date;

(vii)	resulting from or arising out of the contamination and
Environmental Conditions existing at any of the Facilities on the Closing Date as more particularly identified or described in the Environmental Disclosure Documents, the March 1999 Phase I Environmental Site Assessment Reports prepared by Conestoga-Rovers & Associates for the AMP Incorporated Signal Conditioning Products Division, Elizabethtown, Pennsylvania Facility and the AMP Denmark Helsingrr, Denmark Facility, and/or in the reports of the Phase II Environmental Site Assessments performed by Conestoga-Rovers & Associates in accordance with its Phase II Environmental Site Assessment proposal dated March 8, 1999 (collectively, the "Environmental Documents"); provided, however, that, except for any Environmental Claim by any Governmental Authority that the groundwater contamination identified in the Environmental Documents has not been completed in accordance with any Environmental Law, any claim for Losses arising from an Environmental Claim shall be brought under item (viii) of this paragraph (a).

(viii)	resulting from or arising out of a breach of any
representation or warranty made by Sellers in or pursuant to Section 4.18; or resulting from or arising out of any Environmental Claim or any violation of any Environmental Laws, or any Environmental Condition, which occurred or relate to time periods or events on or prior to the Closing Date regardless of when the Environmental Claim, violation, or Environmental Condition is discovered or made, which violation, Environmental Claim or Environmental Condition does not otherwise relate to a matter as to which indemnification may be sought under item (vii) of this paragraph (a) or to a Retained Liability under Section 2.3 and as to which indemnification may be sought under item (iv) of this paragraph (a);

(ix)	except with respect to environmental matters addressed
elsewhere in this Agreement, resulting from or arising out of the conduct of the Business prior to the Closing Date;

(x)	resulting from or arising out of any Employee Benefit
Plan; and

(xi)	resulting from or arising out of Sellers' failure to
comply with bulk sales laws and any equivalent bulk transfer tax laws notwithstanding Purchaser's waiver of Sellers' compliance therewith pursuant to this Agreement; and

(xii)	resulting from any failure to perform its obligations
under Section 6.2.2 (including its indemnity obligations).

(c)	The right to indemnification under paragraph (a) of
this Section 9.3 is subject to the following limitations:

(i)	Sellers shall have no liability under paragraph
(a) unless one or more of the Purchaser's Indemnified Persons gives written notice to the Seller asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

(A)	for claims under clauses (i), (iii), (v),
(ix), (x), and (xi) of paragraph (a) above, a period of two (2) years after the Closing Date;

(B)	for claims under clause (viii) of
paragraph (a) above a period of five (5) years after the Closing Date;

(C)	for claims under clauses (ii), (iv) and
(vi) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations; and

(D)	for claims under clauses (vii) and (xii),
without limitation as to time except that Sellers' obligation to indemnify Purchaser with respect to an Environmental Condition that is subject to indemnification under said Sections 9.3(vii) and 9.3(xii) shall terminate, on a facility-wide or matter by matter basis and subject to the proviso below, on the fifth anniversary after Regulatory Approval is obtained with respect to any such Environmental Condition; provided, however, that if any Regulatory Approval shall have been granted subject to any limitation or qualification or to the satisfaction of or conditioned upon any further action, any state of facts or any other condition (collectively, the "Conditions") and any of such Conditions shall cease to be satisfied or otherwise fails after the date of such Regulatory Approval (whether or not within such 5-year post-Regulatory Approval survival period) other than as a result of the Purchaser's conduct, then the Sellers' indemnity obligations shall not terminate as herein provided with respect to any such Environmental Condition.

(ii)	Indemnification for claims under paragraph (a)
above (other than for fraud or under clauses (iii), (iv), (vi), (vii) and (xii)) shall be payable by the Sellers hereunder only if and to the extent that the aggregate amount of all Losses hereunder by the Buyer's Indemnified Persons shall exceed $100,000 (the "Basket"), whereupon Sellers jointly and severally shall be responsible for paying all such amounts in excess of the Basket.

(iii)	Indemnification for claims under paragraph (a)
above (other than for fraud or under clauses (iv), (vi) (vii) and (xii)) shall not exceed $10,000,000 in the aggregate.

(iv)	The limitations on the period of survival in
this Section 9.3 shall not apply to any covenant or undertaking contained in Sections 6.2, 6.4, 8.1, 8.3, 8.8, 8.9, 8.11, 8.18, 8.19, 8.20 and 8.21 of this
Agreement which is to be performed by Sellers following the Closing.

9.4	Indemnification by Purchaser.

(b)	Subject to the limitations in paragraph (b) below,
from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller's Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them;

(i)	resulting from or arising out of any breach of
any of the representations or warranties made by Purchaser, in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii)	resulting from or arising out of any breach of
any covenant or agreement made by Purchaser in or pursuant to this Agreement including but not limited to any failure to pay or otherwise discharge any of the Assumed Liabilities; or

(iii)	resulting from the conduct of the Business after
Closing, subject to Purchaser=s right to seek indemnification under
Section 6.2.2 and Sections 9.3(a)(xii) and 9.3(a)(xiii).

(iv)	resulting from any Release of Hazardous
Substances to or from the Property after the Closing Date unless such Release occurred or related to time periods or events on or prior to the Closing Date or is caused by Sellers during any Groundwater Remediation or other remediation activities.
(v)	resulting from Purchaser=s failure to discharge
its obligations under the Denmark Lease.

(c)	The right to indemnification under paragraph (a) of
this Section 9.4 is subject to the following limitations:

(i)	Purchaser shall have no liability under
paragraphs (a) unless a Seller's Indemnified Person gives written notice to Purchaser asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

(A)	for claims under clause (i) of paragraph
(a) above, a period of two years from the Closing Date to the second anniversary of the Closing Date.

(B)	for claims under clause (ii) of paragraph
(a) or under claim (v) above, the period set forth in the applicable statute of limitations.

(C)	for claims under clauses (iii) and (iv),
without limitations to time.

(ii)	Indemnification for claims under paragraph
(a)(i) shall be (A) be payable by Purchaser only if and to the extent that the aggregate amount of all Losses hereunder by the Seller's Indemnified Persons shall exceed the Basket, whereupon Purchaser shall be responsible for paying all such amounts in excess of the Basket for indemnification and (B) shall not exceed $10,000,000 in the aggregate.

(d)	The limitations on the period of survival in this
Section 9.4 shall not apply to any covenant or undertaking contained in this Agreement (or in any agreement or instrument delivered pursuant hereto) which is to be performed by Purchaser following the Closing.

9.5	Defense of Third Party Actions.

Except as otherwise provided in Section 9.6:

(b)	Promptly after receipt of notice of any Third Party Action,
any person who believes he, she or it may be an Indemnified Person will promptly give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 9.

(c)	Upon receipt of a notice of a Third Party Action, the
Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(d)	By written notice within 45 days after receipt of a notice
of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment that prohibits, restricts or regulates any business operation of the Purchaser, except with the consent of the Indemnified Person.

(e)	Upon assumption of control of the defense of a Third Party
Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(f)	If the Indemnifying Person does not elect to control the
defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(g)	Any person who has not assumed control of the defense of any
Third Party Action shall have the duty to cooperate with the party which assumed such defense.

9.6	Environmental Claims.  Upon any of the Purchaser's
Indemnified Person's becoming aware of the occurrence of any event or the existence of any set of facts in respect of which a Purchaser's Indemnified Person may seek indemnification under Sections 9.3(a)(vii), 9.3(a)(viii) or 9.3(a)(xii) and, to the extent any Retained Liability involves any Environmental Claim, Section 9.3(a)(iv), and thereafter:

(a)	Upon any Indemnified Person becoming aware of the occurrence of any event or the existence of any set of facts in respect of which it may seek indemnification under Sections 9.3(a)(vii), 9.3(a)(viii) or 9.3(a)(xii) or under Section 9.4(a)(iii);
(1)	The Indemnified Person will give to the Indemnifying
Person prompt notice specifying in reasonable detail the basis for any possible indemnification claim or for any Environmental Claim.

(2)	The Indemnified Person will promptly deliver to the
Indemnifying Person copies of all drafts and final environmental reports, studies, surveys, tests, data and reports, assessments, cost estimates and all other information available to it relating thereto.

(3)	The Indemnifying Person will promptly give notice to
the Indemnified Person regarding whether the Indemnifying Person will defend the Indemnified Person and respond to any Environmental Claim.

(b)	If the Indemnifying Person agrees to defend the Indemnified
Person and respond to any Environmental Claim, the following provisions will apply:

(1)	If Sellers are the Indemnifying Person, Purchaser will
permit Representatives of Sellers to enter onto Purchaser=s properties at all reasonable times for the purpose of inspection or conducting such environmental tests or remediation as Sellers may reasonably desire with respect to the Environmental Claim, all at Sellers' expense and in accordance with Section
6.2.2(b);

(2)	The Indemnifying Person will have exclusive control
over any communications with Governmental Authorities or other Persons making the Environmental Claim, and the Indemnified Person agrees to cooperate fully in all such communications;

(3)	The Indemnifying Person will provide to the
Indemnified Person copies of all reports, correspondence and other documents regarding the matter for which an Environmental Claim has been made;

(4)	The Indemnified Person shall have the right, at its
option and at its own expense, to participate in and be present at the defense of the Environmental Claim, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person.

(c)	If remediation is necessary to resolve the Environmental
Claim, the parties agree that they will employ the most lenient standard acceptable to the Governmental Authority having jurisdiction over the matter and, subject to the foregoing, use the most cost-effective cleanup method.


(d)	If the Indemnifying Person does not elect to control the
defense of an Environmental Claim under paragraph (b), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of any Environmental Claim, as and when the same shall be incurred by the Indemnified Person. Any person who has not assumed control of the defense of any Environmental Claim shall have the duty to cooperate with the party which assumed such defense and the terms of Section 9.6(b) will apply.

9.7	Intellectual Property and Software License Claims.

(a)	Sellers and Purchaser agree to work together to secure
permission to allow the transfer or continued use of the Software as contemplated by this Agreement. If, for any reason whatsoever, such permission is not secured, Purchaser agrees to discontinue the use of that Software for which the parties were unable to secure the necessary permission upon receipt of notification from the software licensor that such permission is not granted.

(b)	Notwithstanding any provisions in this Agreement to the
contrary, Purchaser agrees to indemnify and hold harmless Seller=s Indemnified Persons against any and all Losses arising out of or related to any claim that Purchaser=s use or possession of the Software or documentation infringes or violates the patent, trademark, copyright, trade secret or other right of any third party. Purchaser shall defend and settle at its sole expense all Third Party Claims arising out of the foregoing, provided that Seller=s Indemnified Persons give Purchaser prompt notice of any such claim of which it learns. Seller=s Indemnified Persons shall cooperate with all reasonable requests of Purchaser made in the defense of any Third Party Claims. In all events, Seller=s Indemnified Persons shall have the right to participate in the defense of any such Third Party Claims through counsel of their own choosing and at their own expense. It is expressly agreed by Purchaser that, in the event it is necessary for Seller=s Indemnified Persons to provide support to Purchaser in defending any such claim, Purchaser shall reimburse Seller=s Indemnified Persons for all reasonable expenses (including attorneys= fees) incurred by Seller=s Indemnified Persons for such support and approved by Purchaser in advance.

9.8	Miscellaneous.

(b)	If any Loss is recoverable under more than one provision
hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

(c)	To the extent that more than one representation and warranty contained in this Agreement requires the same disclosure, the appearance of such disclosure on any single Schedule shall serve as disclosure for all of the representations and warranties to which such disclosure applies so long as the matter is disclosed on any applicable Schedule in sufficient detail so as to make it apparent to Purchaser that such disclosure is relevant to the applicable representation and warranty. Notwithstanding the foregoing, Seller agrees that it shall use all reasonable efforts to reference each disclosure on each Schedule to which it applies.

9.9	Payment of Indemnification; Attorneys Fees.  Claims for
indemnification under this Article 9 shall be paid or otherwise satisfied by Indemnifying Persons within 30 days after notice thereof is given by the Indemnified Person. If an Indemnified Person initiates legal action against an Indemnifying Person to enforce its right to indemnification under this
Article 9, the prevailing party shall have all of its legal fees and expenses paid by the other party unless otherwise ordered by the court.

9.10	Exclusivity.  The parties agree that their sole and
exclusive remedy for, under or in connection with this Agreement, including, but not limited to, any violations or any breach of this Agreement or for any Environmental Condition or violation of any Environmental Laws, shall be a claim under and in accordance with the provisions of this Article 9.

9.11	Subrogation.  To the extent that any Indemnifying Person
makes or is required to make any indemnification payment to any Indemnified Person, the Indemnifying Person shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Person may have against any third party with respect to any Losses to which such indemnification payment is directly or indirectly related. The Indemnified Person shall permit the Indemnifying Person to use the name of the Indemnified Person in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnified Person shall take such actions as the Indemnifying Person may reasonably request for the purpose of enabling the Indemnifying Person to perfect or exercise the Indemnifying Person=s right of subrogation hereunder.

9.12	Reduction for Insurance.  The amount which the Indemnifying
Person is required to pay to, for, or on behalf of the Indemnified Person pursuant to this Article 9 shall be reduced (including, without limitation, retroactively) by the remainder of (a) any insurance proceeds actually recovered by or on behalf of the Indemnified Person in reduction of the related Loss minus (b) the sum of (x) any prospective or retrospective premium adjustment or other-experience based liability as a result of such indemnified Loss and (y) the insurance premiums paid by the Indemnified Person for the insurance giving rise to the payment of such insurance proceeds. Amounts required to be paid, as so reduced, are hereinafter called an AIndemnity Payment.@ If the Indemnified Person shall have received, or if the Indemnifying Person shall have paid on its behalf, an Indemnity Payment in respect of a Loss and shall subsequently receive, directly or indirectly, insurance proceeds (which duplicate in whole or in part, the Indemnity Payment) in respect of such Loss, then the Indemnified Person shall promptly pay to the Indemnifying Person the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.


	10.  TERMINATION

10.1	Termination by Mutual Consent.  This Agreement may be
terminated at any time prior to the Closing Date by mutual written consent of AMP and Purchaser.

10.2	Termination by either Sellers or Purchaser.  This Agreement
may be terminated by Sellers (on the one hand) or Purchaser (on the other hand) if:

(b)	The Closing is not consummated on or before March 31, 1999
(or such later date as shall have been approved by AMP and Purchaser) (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

(c)	A court of competent jurisdiction or Governmental Authority
shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

10.3	Effect of Termination.  In the event of the termination of
this Agreement under this Article 10, this Agreement shall become void and have no effect, without any liability on the part of Purchaser or Sellers (or their respective Representatives) to the other party except (i) as provided in Sections 6.3 and 8.7 and (ii) as provided in Article 9, to the extent that such termination results from the willful breach by any party hereto of any material representation, warranty, covenant or agreement hereunder.


	11.  GENERAL PROVISIONS

11.1	Notices.  All notices and other communications required or
permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered (a) when delivered in person, by recognized overnight courier or transmitted by facsimile or telecopier, or (b) five (5) days after it has been sent by air mail, as follows:


A.	SELLERS:

AMP Incorporated
Mail Stop 176-34
470 Friendship Road
Harrisburg, Pennsylvania  17111
Attention:  Stephen N. Bretsen
Fax No.:  (717) 592-6655

with a copy to:

AMP Incorporated
Mail Stop 176-41
470 Friendship Road
Harrisburg, Pennsylvania  17111
Attention: General Counsel
Fax No.:  (717) 592-3043

B.	PURCHASER:

Spectrum Control, Inc.
6000 West Ridge Road
Erie, Pennsylvania  16506
Attention: John P. Freeman, CFO
Fax No.: 814-835-1600

with a copy to:

Hodgson, Russ, Andrews, Woods & Goodyear
1800 One M & T Plaza
Buffalo, New York  14203
Attn:  Robert B. Fleming, Jr., Esq.
Fax No.: 716-849-0349


Any party may from time to time designate by written notice pursuant to this
Section 11.1 any other address or party to which such notice or communication or copies thereof shall be sent.

11.2	Assignment.  Purchaser may (i) assign its right to purchase
the portion of the Purchased Assets owned by AMP Danmark to an Affiliate of Purchaser, provided that, notwithstanding any such assignment, Purchaser shall remain primarily liable for all of its obligations under this Agreement and
(ii) after the Closing, assign its rights under this Agreement to a third party with the prior written consent of AMP which shall not be unreasonably withheld or delayed. Except as provided in the preceding sentence, no party shall assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of the other party.

11.3	Waiver, Amendment, etc.  This Agreement may not be amended
or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, both parties. No failure to delay of a party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the existence of any other right or power.

11.4	Binding Agreement; No Third Party Beneficiaries.  This
Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give any other Person any rights or remedies by virtue hereof.

11.5	Severability.  The invalidity or unenforceability of any
provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than avoided, if possible, in order to achieve the intent of the parties to the extent possible.

11.6	Counterparts; Facsimile.  This Agreement may be executed by
facsimile signature transaction and in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

11.7	Headings.  The headings used in this Agreement are for
reference purposes only and shall not be given substantive effect.

11.8	Governing Law; Venue.  This Agreement shall be governed by
and interpreted in accordance with the laws of Pennsylvania without reference to its principles of conflicts of laws. Any proceeding or lawsuit relating to any dispute arising out of this Agreement may be initiated only in the Federal or State courts located in Pittsburgh, Pennsylvania.

11.9	Entire Agreement.  This Agreement, the Schedules, the
Exhibits hereto and the Additional Agreements embody the entire agreement and understanding of the parties in respect of any subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter including, but not limited to, (a) the Confidentiality Agreement among AMP, Purchaser and Fleck Research dated July 29, 1998 and (b) the letter of intent between AMP and Purchaser dated December 3, 1998 (as amended).


	[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SPECTRUM CONTROL, INC.

By:_____________________________________
(Title)


AMP INCORPORATED


By:_____________________________________
(Title)


AMP HOLLAND B.V.


By:_____________________________________
(Title)

THE WHITAKER CORPORATION


By:_____________________________________
(Title)

	INDEX OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.1(A)   Assumed Contracts
Schedule 1.1(B)   Denmark Debt
Schedule 1.1(C)   Inventory Held by AMP Affiliates
Schedule 1.1(D)   Additional Purchased Assets
Schedule 2.5      Allocation of Purchase Price
Schedule 4.3      Violations and Conflicts; Consents
Schedule 4.6      Real Property
Schedule 4.7      Tangible Personal Property
Schedule 4.8      Intellectual Property
Schedule 4.9(A)   Financial Statements
Schedule 4.9(B)   Accounting Principles
Schedule 4.10     Employee Benefit Plans
Schedule 4.11     Labor Matters
Schedule 4.12     Insurance
Schedule 4.13     Contracts
Schedule 4.14     Inventory on Consignment
Schedule 4.15     Litigation
Schedule 4.16     Noncompliance with Law
Schedule 4.17(A)  Lists of Permits, Licenses and Authorizations
Schedule 4.17(B)  Permits, Licenses, Etc. Lacking
Schedule 4.20(b)  Products
Schedule 4.20(c)  Product Defects
Schedule 4.20(d)  Warranty
Schedule 4.20(e)  Extended Product Warranties
Schedule 5.3      Purchaser Violations and Conflicts; Consents
Schedule 7.1(C)   Consents of Third Parties and Governmental Authorities
Schedule 8.6      Title Insurance Amounts

EXHIBITS:

Exhibit 7.2(e)    Opinion of Sellers' Counsel
Exhibit 7.3(d)    Opinion of Purchaser's Counsel
Exhibit 8.12      Mutual Supply Agreement
Exhibit 8.13(A)   Technical Services Agreement
Exhibit 8.13(B)   Manufacturing and Assembly Agreement (Mexico)
Exhibit 8.13(C)   Assignment of Supplier and Collaboration Agreement (Estonia)

	Schedule 1.1(A)
	Assumed Contracts


All contracts listed on Schedule 4.13, except (a) the AMP Incorporated contracts referenced in the attached list and (b) the following Confidential Disclosure Agreements that relate to the excluded product lines:

Pulse (mod jack)
Valor (media filter)
A.R. Designs (media filter)
Hub (surge protection)
Littelfuse (ESD protected SMT)
Alloy Extrusion (ESD Polyclamp)
Moldamatic (filtered mod jack)

The customer pricing agreements report previously sent to you describe part numbers manufactured by Signal Conditioning Products and sold under a corporate-wide pricing agreement. The report also contains part numbers representing the excluded assets (note the references to Accu-Scan and surge protection products). Since the products of other AMP business units are part of these agreements, they do not relate Adirectly and exclusively to the Business or Purchased Assets@ and would not be assumed by Spectrum.

The attached list of distributors represent authorized AMP distributors who carry the full AMP line. As a result, the contracts with these distributors do not relate Adirectly and exclusively to the Business or Purchased Assets@ and would not be assumed by Spectrum.



<PAGE
	Schedule 1.1(B)
	AMP Danmark Assumed Bank Liabilities



Account Number          Bank                           Cap
4311060589              Den Danske Bank                2,500,000 DKK
818-8238                BG Bank (Giro account)           100,000 DKK

	Schedule 1.1(C)
	AMP Affiliate Inventory


                                                       % of Total

*Canada                 $ 417,396.51                     43.70%
*Holland                $  17,850.08                      1.87%
*New Zealand		$  31,308.96			  3.28%
*Singapore              $ 277,706.92                     29.08%
*France			$  15,799.33			  1.65%
*Great Britain          $  78,878.89                      8.26%
*Germany                $  69,100.83                      7.23%
                        $ 908,041.51     Sub-Total       95.07%

**Italy			$  10,000.00			 1.05%
**Japan			$  23,000.00			 2.41%
**Hong Kong             $  14,000.00                     1.47%
                        $  47,000.00    Sub-Total        4.93%

                        $ 955,041.52     TOTAL

*As of end of February.
**Estimate as of end of January.

	Schedule 1.1(D)
	Additional Purchased Assets



The Purchased Assets shall also include the following additional assets owned by AMP:


AMP country company inventory:		See Schedule 1.1(C)
Sample Inventory:                       $54,893*
Network, engineering, lab equipment:	See Schedule 4.7
Additional Furniture & Fixtures:        See Schedule 4.7


*Value as of 2/28/99

        Schedule 2.5
	Allocation of Purchase Price



                                             AMP Danmark,
                                             a Branch of AMP     The Whitaker
                        AMP Incorporated     AMP Holland BV      Corporation




Accounts Receivable                              $950,000

Land & Buildings           $1,000,000

Inventory                  $3,203,775          $2,200,000

Machinery & Equipment      $2,040,000          $1,178,175

Intangibles                                                       $100,000

Goodwill                  $10,522,533

Total                     $16,766,308          $4,328,175         $100,000


Actual Cash Proceeds

AMP			$16,844,798
Whitaker                    100,000
AMP Danmark               3,318,219
                        $20,263,325

	Schedule 4.3

	Consents

Contract of Lease dated on or about September 10, 1996 between AMP Danmark and JPS Invest A/S

Confidential Disclosure Agreement dated March 12, 1996 between AMP Incorporated and Cabletest International, Inc.

Confidential Disclosure Agreement dated September 18, 1995 between AMP Incorporated and Chrysler Technologies Systems, Inc.

Confidential Disclosure Agreement dated July 29, 1996 between AMP Incorporated and Honeywell.

Confidential Disclosure Agreement dated March 12, 1997 between AMP Incorporated and Hughes Avicom International, Inc.

UL/CSA certifications

Bank accounts with Den Danske Bank and BG, Bank A/S

Customer purchase orders may contain provisions requiring consents to assignment in the terms and conditions.

The licenses for the following software:

MEDUSA R12.2 with Parametric Technologies
Pro/E R2O with Parametric Technologies
AutoCAD R13 with Autodesk
AutoCAD R14 with Autodesk
PowerTerm with UniPress (sublicense to use during term of the Technical Services Agreement)
Concorde XAL with Domgaard Distribution A/S
Concorde Lon
DSI - System

Subsidy Agreement for EUREKA Project EU 768 CERAMCOMP with Erhvervsfremme Styrelsen

	Schedule 4.6
	(a) Description of Real Property



Attached is the description of the Real Property included as Exhibit AA@ to the deed to the Real Property.

	Schedule 4.6
	(b) Exceptions to Title



No other exceptions to the representations and warranties included in this Asset Purchase Agreement.

	Schedule 4.7
	Tangible Personal Property


The attached list includes excluded assets. Refer to Schedule 4.7 supplement for a list of excluded assets.

	Schedule 4.7
	Supplement (Excluded Assets)



The attached list represents excluded assets.

	Schedule 4.8
	Intellectual Property


See attached.

	Schedule 4.8 (Continued)

Location          Software Title               Company                  Quantity

Elizabethtown     Office Professional 95       Microsoft                 50

Elizabethtown     NT Client Access License     Microsoft                 50

Elizabethtown     NT License for Server        Microsoft                  1

Elizabethtown     MEDUSA R12.2                 Parametric Technologies    9

Elizabethtown     Pro/E R20                    Parametric Technologies    3

Elizabethtown     AutoCAD R13                  Autodesk                   1

Elizabethtown     AutoCAD R14                  Autodesk                   1

Denmark           Office Standard 95           Microsoft                 27

Denmark           NT Client Access License     Microsoft                 27

Denmark           NT4/SP3 for servers          Microsoft                  2

Denmark           Concorde XAL with            Concorde
                  Damgaard Distribution A/S

Denmark           Concorde Lan                 Concorde

Denmark           DSI-System                   DSI (?)

	Exhibit 4.9
	Financial Statements (Accounting Rules)


See attached accounting rules.

	Schedule 4.9(A)
	Financial Statements



The attached financial statements reflect trade sales and intercompany sales at transfer pricing. They do not reflect "global sales" which would include end customer sales through AMP subsidiaries.

	Schedule 4.9(B)
	Financial Statements (Exceptions)/Accounting Principles



None.

Accounting Principles- Attached.

	Schedule 4.10
	Employee Benefit Plans





See attached.

	Schedule 4.11
	Labor Matters

	(US)

See attached sheets for US employee listing for all Retained Employees.

4.11(A) Employee List
4.11(B) Bonus compensation

Employees are eligible for the impact and spot bonuses, which reward employees for accomplishing strategic or significant achievements that have a positive impact on business objectives. Spot bonus amounts can range from $50 to $500, but can not exceed $500 during a calendar year. Impact bonus amounts can be up to 7.5% of current base salary.

An administrative proceeding before the PHRC was initiated in 1996 by Connie Fallinger alleging sexual discrimination and violations of the Americans with Disabilities Act for removing her from a group leader position while she was on leave of absence.

	(AMP Danmark)

4.11(A) Employee List
4.11(B) Position and date of service
4.11(C) Bonus Compensation
4.11(D) Labor Agreements
  - See attached letter from Jens Zilstorff to Mary Catherine Malley dated March 11, 1999
  - See Industrial Agreement 1998/2000 entered into between Danish
Industry (the 	    employers= organization) and CO Industry (the employee
organisation).
  - Whitecollar - included here at Schedule 4.13(vii)(b)

	Schedule 4.12
	Insurance



See attached.

	Schedule 4.13
	Contracts

(i)	Leases:

Lease of Denmark Property including Addendum dated March 25, 1999 to Contract of Lease dated September 30, 1996 related to Real Property and Improvements located at Fabriksvej 3, DK-3000, Helsingor Denmark between AMP Danmark and JPH Invest A/S.

(ii)	Purchase Orders:

Listed in report of AMP Incorporated dated March 26, 1999 titled: ASCPD Production Purchase Orders@ and copies of the Non-Production Purchase Orders provided to Purchaser on March 26, 1999;

And all purchase orders of AMP Danmark dated March 26, 1999;

And the customer orders listed in report of AMP Incorporated dated March 26, 1999 titled ASCP Backlog@;

And all customer orders listed on report of AMP Danmark dated March 26, 1999.

(iii)	Partnership, Joint Venture Agreements:

None.

(iv)	Indebtedness:

None.

(v)	Confidentiality of Non-Competition Agreements:

(a)	Confidentiality Agreements with Third Parties - Attached
(b)	Standard Employee Confidentiality Agreements - Attached
(c)	Non-Competition Agreement - Attached

(vi)	Agreement with Affiliate of Sellers:

AMP Danmark - AMP Eesti Supply and Co-Operation Agreement.





(vii)	AMP Benefits Plans:

(a)	SCPD - None
(b)	AMP Danmark benefit plans as described in Jens Zilstorff=s
correspondence of March 25, 1999 and included here.

(viii)	Collective bargaining agreement applicable to SCPD or AMP Danmark:

(a)	SCPD - None
(b)	AMP Danmark has Alabor agreement@ with its employees as described in Jens Zilstorff's correspondence of March 11, 1999 and included at Schedule 4.11 hereto.

(ix)	Consulting Agreements:

None.


(x)	Loans to Officers or Employees of SCPD or AMP Danmark:

None.

(xi)	Agreements under which a default or termination could be a SCPD Material
Adverse Event on the Business:

None.

(xii)	Other Agreements (or group of related agreements) the performance of which involves consideration in excess of $25,000:

None.

Other:

Minor contracts of Sellers that are not required to be disclosed on Schedule
4.13 because they do not satisfy the definition of "Contracts" in the Asset Purchase Agreement (including by way of example, elevator maintenance or non-hazardous waste removal) shall be assumed by Purchaser.

Subsidy Agreement for EUREKA Project EU 768 CERAMCOMP with Erhvervsfremme Styrelsen.

	Schedule 4.15
	Litigation

None.

	Schedule 4.16
	Noncompliance with Law

None.

	Schedule 4.17(A)
	Permits, Licenses and Authorizations


ELIZABETHTOWN BUILDING 87 & 117

                               Expiration
Type        Permit ID Number      Date       Comments
Air               None             N/A       Permit determination filed. The
(87)                                         site received air exemptions for
(117)                                        the process.

Water                              N/A       Note: the facility has an EPA
(87)              None           12/1/01     wastewater discharge permit for
(117)             96-6 (Borough              its categorical discharge as
                  Permit)                    well as a Borough permit to
                  PAP123108 (EPA             allow it to discharge industrial
                  Permit)                    wastewater to the sewer system.
                                             The Borough does not have
                                             authority to administer the EPA
                                             regulations.

Hazardous Waste   PAD990823858     N/A       Facilities considered contiguous
(87)                                         properties, therefore one ID
(117)                                        number as a large quantity
                                             generator.

Stormwater        None             N/A
(87)
(117)

Radiation                                    Annual registration with fee.
(87)
(117)             50-06032         9/99

Chapter V permit                             Located:
                                             Helsingor, Denmark

Chapter IV permit                            Located at:
                                             Helsingor, Denmark

Schedule 4.17(B)
	Permits, Licenses and Authorizations
	not obtained by Sellers

None.

	Schedule 4.20(b)
	Products


None.

Schedule 4.20(c)
      Product Defects


None.

	Schedule 4.20(e)
	Extended Product Warranties




None.

	Schedule 5.3
	Purchaser Consents



None.

	Schedule 7.1(C)
	Consents of Third Parties and Governmental Authorities






NONE.

	Schedule 8.6
	Title Insurance Amount





$1,000,000